Filed Pursuant to Rule 424(b)(5)
Registration No. 333-141729
CALCULATION OF REGISTRATION FEE

Title of Each Class of	Maximum Aggregate	Amount of
Securities to be Registered	Offering Price	Registration Fee(2)
Guarantees by Pfizer Inc. of debt securities issued by Wyeth(1)	$10,250,000,000	$571,950

(1)	This registration statement relates to the offer by Pfizer Inc. to fully and unconditionally guarantee certain outstanding debt securities of Wyeth in return for the consent of the holders of the debt securities to amendments to the indenture under which the debt securities were issued.
(2)	The registration fee has been calculated in accordance with Rule 457 of the Securities Act of 1933, as amended. For purposes of this calculation, the maximum aggregate offering price, which is estimated solely for the purpose of calculating the registration fee, is the aggregate book value of the Wyeth debt securities that would be amended and receive the guarantees registered hereby, which is $10,250,000,000.

Consent Solicitation/Prospectus Supplement
 (To Prospectus dated March 30, 2007)
Consent Solicitation
and
Offer to Guarantee
by
Pfizer Inc.
for the following series of securities

Issuer	Debt Security Description	CUSIP No.	Aggregate Principal Amount
American Home Products Corporation (as predecessor of Wyeth)	6.700% Notes due 2011	026609AM	$1,497,580,000
American Home Products Corporation (as predecessor of Wyeth)	6.700% Notes due 2011	026609AJ	$2,420,000
Wyeth	5.250% Notes due 2013	983024AA	$1,500,000,000
Wyeth	5.500% Notes due 2014	983024AE	$1,750,000,000
Wyeth	5.500% Notes due 2016	983024AJ	$1,000,000,000
Wyeth	5.450% Notes due 2017	983024AM	$500,000,000
Wyeth	7.250% Notes due 2023	026609AC	$250,000,000
Wyeth	6.450% Notes due 2024	983024AF	$500,000,000
Wyeth	6.500% Notes due 2034	983024AG	$750,000,000
Wyeth	6.000% Notes due 2036	983024AL	$500,000,000
Wyeth	5.950% Notes due 2037	983024AN	$2,000,000,000

     The expiration time for the consent solicitation is 5:00 p.m., New York City time, on Thursday, October 29, 2009, unless extended (such time and date, as it may be extended, the “Expiration Time”). Consents may be revoked at any time prior to the earlier of (i) the Expiration Time, and (ii) the time at which the required consents have been received (the “Revocation Time”). Any notice of revocation received after the Revocation Time will not be effective.
     On October 15, 2009, pursuant to the Agreement and Plan of Merger, dated as of January 25, 2009 (as amended, the “Merger Agreement”), among Pfizer Inc. (“Pfizer”), Wyeth and Wagner Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Pfizer (“Merger Sub”), Merger Sub merged with and into Wyeth, with Wyeth surviving as a wholly owned subsidiary of Pfizer (the “Merger”).
     Pfizer is soliciting the consents of the holders of the above-referenced securities of Wyeth (all such series, collectively, the “Securities”) to certain proposed amendments to the Indenture (as defined below). In connection with the consent solicitation, Pfizer is offering to (i) issue an unconditional and irrevocable guarantee (the “Pfizer Guarantee”) of the prompt payment, when due, of any amount owed to the holders of the Securities issued under the indenture, dated April 10, 1992, by and among Wyeth, as successor to American Home Products Corporation and The Bank of New York Mellon, as successor to Manufacturers Hanover Trust Company, as trustee (“Trustee”), as amended (the “Indenture”), and any other amounts due pursuant to the Indenture and (ii) make a payment equal to $1.50 for each $1,000 principal amount of Securities held (the “Consent Payment”) to record holders of Securities who provide valid and unrevoked consents prior to the Expiration Time of this consent solicitation, upon the terms and subject to the conditions set forth in this Consent Solicitation/Prospectus Supplement (the “Consent Solicitation/Prospectus Supplement”) and the related letter of consent (the “Letter of Consent”). The Pfizer Guarantee will be an unsecured unsubordinated obligation of Pfizer and will rank pari passu with Pfizer’s other general unsecured obligations.
     In order for the proposed amendments to be adopted, consents must be received in respect of at least a majority in aggregate principal amount of Securities outstanding on the Record Date (as defined below), with all series of the Securities voting as a single class (excluding Securities held by Pfizer or Wyeth, by any other obligor on the Securities or by any person directly or indirectly controlling or controlled by or under direct or indirect common control with Pfizer, Wyeth or by any other obligor on the Securities). Promptly upon receipt of the required consents, Pfizer and Wyeth will enter into a supplemental indenture that will set forth the amendments to the Indenture. Pfizer will execute and deliver the Pfizer Guarantee concurrently with the execution of the supplemental indenture. The proposed amendments will become effective upon execution and delivery of the supplemental indenture and Pfizer’s execution and delivery of the Pfizer Guarantee. The Consent Payment will be made as soon as practicable following the Expiration Time.
     If the required consents are obtained, all holders of the Securities will be bound by the amended Indenture and all holders of the Securities will receive the Pfizer Guarantee pursuant to the terms of the supplemental indenture, even if they have not consented to the proposed amendments. However, holders who have not provided valid and unrevoked consents prior to the Expiration Time will not be entitled to receive any Consent Payment. If the required consents are not obtained, the Pfizer Guarantee will not be provided to the holders of the Securities and no Consent Payment will be made by Pfizer.
     Providing your consent involves risks. For a discussion of factors you should consider before you decide whether to consent, see “Forward Looking Information and Risk Factors” on page S-3 of this Consent Solicitation/Prospectus Supplement, “Risk Factors” under Part I, Item IA in Pfizer’s Annual Report on Form 10-K for the year ended December 31, 2008, and Pfizer’s most recently filed Quarterly Reports on Form 10-Q, and any amendments thereto, and “Risk Factors” beginning on page 47 of Pfizer’s Registration Statement on Form S-4, which was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on June 17, 2009.
     Neither the SEC nor any other securities regulator has approved or disapproved these securities, or determined if this Consent Solicitation/Prospectus Supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The Solicitation Agent for the Consent Solicitation is
Barclays Capital
October 16, 2009

TABLE OF CONTENTS

Consent Solicitation/Prospectus Supplement

     You should rely only on the information contained or incorporated by reference in this Consent Solicitation/Prospectus Supplement and the accompanying prospectus. No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this Consent Solicitation/Prospectus Supplement or the accompanying Base Prospectus (as defined). If anyone provides you with different or inconsistent information, you should not rely on it. This Consent Solicitation/Prospectus Supplement and the accompanying Base Prospectus are not an offer to sell or solicitation of an offer to buy any securities in any jurisdiction where such offer is unlawful. None of the delivery of this Consent Solicitation/Prospectus Supplement or the accompanying Base Prospectus, the issuance of the Pfizer Guarantee, or the making of the Consent Payment under these documents, will, under any circumstances, create any implication that there has been no change in our affairs since the date of this Consent Solicitation/Prospectus Supplement or the accompanying Base Prospectus or that the information contained or incorporated by reference is correct as of any time subsequent to the date of such information. Our business, financial condition, results of operation and prospects may have changed since those dates.
     References in this Consent Solicitation/Prospectus Supplement to “we,” “us” and “our” are to Pfizer Inc. and Wyeth, collectively, and their consolidated subsidiaries unless otherwise stated or the context so requires.
     The terms of the Pfizer Guarantee are fully set forth in this Consent Solicitation/Prospectus Supplement. The Pfizer Guarantee is not a debt security as described in the Prospectus, dated March 30, 2007, filed with the SEC by Pfizer on March 30, 2007 (the “Base Prospectus”) and is not being issued under the Pfizer Indenture (as defined). The Base Prospectus does not set forth any terms of the Pfizer Guarantee. If information in this Consent Solicitation/Prospectus Supplement is inconsistent with that in the Base Prospectus, then the information set forth in, and incorporated by reference into, this Consent Solicitation/Prospectus Supplement shall supersede that which is set forth in the Base Prospectus.

FORWARD LOOKING INFORMATION
     The information contained in this Consent Solicitation/Prospectus Supplement is accurate only as of the date hereof.
     This Consent Solicitation/Prospectus Supplement and the accompanying Base Prospectus and documents incorporated herein by reference contain some forward looking statements that set forth anticipated results based on management’s plans and assumptions. From time to time, we also provide forward looking statements in other materials we release to the public, as well as oral forward looking statements. Such statements give our current expectations or forecasts of future events; they do not relate strictly to historical or current facts. We have tried, wherever possible, to identify such statements by using words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “will,” “target”, “forecast” and similar expressions in connection with any discussion of future operating or financial performance or business plans or prospects. In particular, these include statements relating to future actions, business plans and prospects, prospective products or product approvals, future performance or results of current and anticipated products, sales efforts, expenses, interest rates, foreign exchange rates, the outcome of contingencies, such as legal proceedings, and financial results.
     We cannot guarantee that any forward looking statement will be realized. Achievement of future results is subject to risks, uncertainties and potentially inaccurate assumptions. Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results could differ materially from past results and those anticipated, estimated or projected. You should bear this in mind as you consider forward looking statements.
     You should take care not to place undue reliance on forward looking statements, which represent Pfizer’s views only as of the date they are made. We undertake no obligation to publicly update forward looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC. Also note that Pfizer provides cautionary discussion of risks, uncertainties and possibly inaccurate assumptions relevant to our businesses and the Merger in Pfizer’s Annual Report on Form 10-K for the year ended December 31, 2008, and Pfizer’s most recently filed Quarterly Reports on Form 10-Q, and any amendments thereto, and Pfizer’s Registration Statement on Form S-4, which was declared effective by the SEC on June 17, 2009. These are factors that, individually or in the aggregate, may cause our actual results to differ materially from expected and historical results. We note these factors for investors as permitted by the Private Securities Litigation Reform Act of 1995. You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider those factors to be a complete discussion of all potential risks or uncertainties.
IMPORTANT DATES
     Holders of Securities should take note of the following important dates in connection with the consent solicitation:

Date	Calendar Date	Event
Expiration Time	5:00 p.m., New York City time, on Thursday, October 29, 2009, unless extended by Pfizer in its sole discretion.	The last day and time for holders of Securities to deliver consents to be eligible to receive the Consent Payment.

Record Date	5:00 p.m., New York City time, on October 14, 2009.	The record date for determining the holders of Securities entitled to deliver consents and receive the Consent Payment.

Revocation Time	Earlier of (i) the Expiration Time and (ii) the time at which the required consents have been received.	The deadline for holders of Securities to validly revoke consents. Consents delivered after the Revocation Time may not be withdrawn. If consents are validly revoked, the revoking holder will no longer be eligible to receive the Consent Payment in respect of such revoked consents (unless the holder validly re-delivers the consent on or prior to the Expiration Time).

QUESTIONS AND ANSWERS ABOUT THE CONSENT SOLICITATION

Q:	Why is Pfizer making the consent solicitation?

A:	Pfizer is soliciting consents to amend the Indenture in connection with the integration of Pfizer’s and Wyeth’s businesses and to allow the integrated company greater flexibility in operations. The proposed amendments will conform certain covenants in the Indenture to the corresponding covenants in the existing Pfizer indenture. Once the requisite consents are received, Pfizer will issue an unconditional and irrevocable guarantee of the prompt payment, when due, of the Securities issued under the Indenture.

Q:	What will I receive if I consent and the consent solicitation is successful?

A:	For each valid consent delivered before the Expiration Time and not properly revoked, you will be entitled to receive the Consent Payment of $1.50 per $1,000 principal amount of Securities.

If the required consents are obtained, all Wyeth bondholders will be bound by the amended indenture and will receive the Pfizer Guarantee, even if they have not consented to the proposed amendments. Separately from this consent solicitation, as a result of Pfizer’s acquisition of Wyeth, Wyeth will deregister the Securities and will no longer be required to file reports with the SEC. Wyeth will also no longer be required to file reports with the Trustee. The proposed amendments will require Pfizer to file certain SEC reports with the Trustee.

Q:	What are the consequences if the requisite consents are not obtained?

A:	If the required number of consents are not delivered, the following will occur: first, no Wyeth bondholders will be eligible to receive the Consent Payment; second, there will be no amendments made to the Indenture; and third, the Pfizer Guarantee will not be executed or delivered in respect of the Securities. In addition, separately from this consent solicitation, as a result of Pfizer’s acquisition of Wyeth, Wyeth will deregister the Securities and will no longer be required to file reports with the SEC. Wyeth will also no longer be required to file reports with the Trustee. Pfizer will have no obligation to file certain SEC reports with the Trustee.

Q:	What are the consequences if the required consents are obtained but I do not consent?

A:	If the requisite consents are obtained, the Indenture will be modified as described in this Consent Solicitation/Prospectus Supplement and a Pfizer Guarantee will be executed and delivered for all the Securities and all holders will be bound by the amended indenture and will receive the Pfizer Guarantee, even if they did not consent to the proposed amendments. Separately from this consent solicitation, as a result of Pfizer’s acquisition of Wyeth, Wyeth will deregister the Securities and will no longer be required to file reports with the SEC. Wyeth will also no longer be required to file reports with the Trustee. The proposed amendments will require Pfizer to file certain SEC reports with the Trustee.

However, holders who did not consent will not be eligible to receive the Consent Payment.

Q:	How do I consent?

A:	To consent, you must validly complete, execute, and deliver a Letter of Consent to the Information Agent and Tabulation Agent or cause the Letter of Consent to be delivered to the Information Agent and Tabulation Agent.

Q:	What is the deadline to consent?

A:	The deadline to consent is 5:00 P.M., New York City time, on Thursday, October 29, 2009, unless extended.

Q:	What is the vote needed for the consent to go through?

A:	The receipt of consents representing at least a majority (greater than 50%) in aggregate principal amount of the Securities outstanding, with all holders of the Securities voting as a single class, is necessary to adopt the proposed amendments.

Q:	When will I receive my Consent Payment?

A:	Assuming the required consents are obtained, Consent Payments will be paid as soon as practicable following the Expiration Time.

Q:	To whom should I direct any questions?

A:	Questions concerning the terms of the consent solicitation should be directed to Barclays Capital toll-free at (800) 438-3242 or collect at (212) 528-7581. Questions concerning consent procedures and requests for additional copies of this Consent Solicitation/Prospectus Supplement should be directed to D.F. King toll-free at (800) 735-3591 or collect at (212) 269-5550.

SUMMARY
     The following summary is qualified in its entirety by reference to, and should be read in conjunction with, the information appearing elsewhere in this Consent Solicitation/Prospectus Supplement. Each undefined capitalized term used in this Summary has the meaning set forth elsewhere in this Consent Solicitation/Prospectus Supplement

The Issuer	Wyeth
American Home Products Corporation (as predecessor of Wyeth)

The Securities	6.700% Notes due 2011
6.700% Notes due 2011
5.250% Notes due 2013
5.500% Notes due 2014
5.500% Notes due 2016
5.450% Notes due 2017
7.250% Notes due 2023
6.450% Notes due 2024
6.500% Notes due 2034
6.000% Notes due 2036
5.950% Notes due 2037

Purpose of the Consent Solicitation	Pfizer is soliciting consents to amend the Indenture in connection with the integration of Pfizer’s and Wyeth’s businesses and to allow the integrated company greater flexibility in operations. The proposed amendments will conform certain covenants in the Indenture to the corresponding covenants in the existing Pfizer indenture. Once the requisite consents are received, Pfizer will issue an unconditional and irrevocable guarantee of the prompt payment, when due, of the Securities issued under the Indenture.

The Consent Solicitation	In connection with the proposed amendments to the Indenture, Pfizer is seeking valid and unrevoked consents of registered holders representing at least a majority in aggregate principal amount of the Securities outstanding on the Record Date, with all series of the Securities voting as a single class.

In return for such consents, Pfizer is offering to (i) issue the Pfizer Guarantee and (ii) make the Consent Payment to holders of Securities who provide valid and unrevoked consents prior to the Expiration Time, upon the terms and subject to the conditions set forth in this Consent Solicitation/Prospectus Supplement.

The Consent Payment	A payment equal to $1.50 for each $1,000 principal amount of Securities will be made to record holders of Securities who provide valid and unrevoked consents prior to the Expiration Time.

Timing of the Consent Payment	Assuming the required consents are obtained and the supplemental indenture is executed, the Consent Payment will be made as soon as practicable following the Expiration Time.

Consents Required to Adopt the Proposed Amendments	Consents from holders of at least a majority in aggregate principal amount of Securities outstanding on the Record Date, with all series of the Securities voting as a single class, must be received in order to adopt the proposed amendments. Pfizer expressly reserves the right, in its discretion, to waive any condition of the consent solicitation. See “The Consent Solicitation — Description of the Proposed Amendments” and Annex A to this Consent Solicitation/Prospectus Supplement.

Record Date	The record date for determining the holders of Securities entitled to deliver consents and receive the Consent Payment in connection with this consent solicitation, is 5:00 p.m., New York City time, on October 14, 2009. Only holders of Securities as of the Record Date are eligible to deliver consents.

Expiration Time	The consent solicitation will expire at 5:00 p.m., New York City time, on Thursday, October 29, 2009, unless extended by Pfizer in its sole discretion.

Revocation of Consents	Consents delivered may be validly withdrawn at any time at or prior to the earlier of (i) the Expiration Time and (ii) the time at which the required consents have been received. See “Consent Procedures — Revocation of Consents.”

Procedures for Consenting	In order to consent to the proposed amendments, a holder of the Securities must validly execute and deliver to the Information Agent and Tabulation Agent a completed and executed Letter of Consent, or cause the Letter of Consent to be delivered to the Information Agent and Tabulation Agent on the holder’s behalf, before the Expiration Time in accordance with the procedures described below. See “Consent Procedures — Procedures for Delivering Consents.”

Providing your consent involves risks. For a discussion of factors you should consider before you decide whether to consent, see “Risk Factors.”

Consequences of Failure to Consent	If the required consents are obtained and the supplemental indenture is executed, all holders of the Securities will be bound by the amended Indenture and all holders of the Securities will receive the Pfizer Guarantee pursuant to the terms of the supplemental indenture, even if they have not consented to the proposed amendments.

However, holders who have not provided valid and unrevoked consents prior to the Expiration Time (unless extended in accordance with this Consent Solicitation/Prospectus Supplement), will not be entitled to receive any Consent Payment.

U.S. Federal Income Tax Considerations	For a summary of material U.S. federal income tax consequences of the consent solicitation, see “Material U.S. Federal Income Tax Consequences.”

Use of Proceeds	Pfizer will not receive any cash proceeds from the consent solicitation.

Information Agent and Tabulation Agent	D.F. King & Co., Inc. is the information agent and also is the tabulation agent for the consent solicitation (the “Information Agent and Tabulation Agent”). The address and telephone numbers of D.F. King & Co., Inc. are listed on the back cover page of this Consent Solicitation/Prospectus Supplement.

Solicitation Agent	Barclays Capital Inc. is the solicitation agent for the consent solicitation (the “Solicitation Agent”). The addresses and telephone numbers of the Solicitation Agent are listed on the back cover page of this Consent Solicitation/Prospectus Supplement.

Further Information; Questions	Questions concerning consent procedures and requests for additional copies of this Consent Solicitation/Prospectus Supplement and the Letter of Consent should be directed to the Information Agent and Tabulation Agent at its address or telephone numbers listed on the back cover page of this Consent Solicitation/Prospectus Supplement.

Any questions concerning the terms of the consent solicitation should be directed to the Solicitation Agent at the telephone numbers listed on the back cover page of this Consent Solicitation/Prospectus Supplement.
RISK FACTORS
     You should carefully consider each of the risks and uncertainties under the headings “Risk Factors” under Part I, Item IA in Pfizer’s Annual Report on Form 10-K for the year ended December 31, 2008, and Pfizer’s most recently filed Quarterly Reports on Form 10-Q, and any amendments thereto, and “Risk Factors” beginning on page 47 of Pfizer’s Registration Statement on Form S-4, which was declared effective by the SEC on June 17, 2009, which are incorporated by reference into this Consent Solicitation/Prospectus Supplement, and all of the other information included or incorporated by reference in this Consent Solicitation/Prospectus Supplement. The risks below should be considered along with the other risks described in the reports incorporated by reference into this Consent Solicitation/Prospectus Supplement. See “Where You Can Find More Information” beginning on page S-23 for the location of information incorporated by reference into this Consent Solicitation/Prospectus Supplement.
The Pfizer Guarantee is unsecured and will be effectively junior to secured indebtedness that Pfizer may incur in the future and will be structurally subordinated to the obligations of Pfizer’s subsidiaries.
     The Pfizer Guarantee will be an unsecured unsubordinated obligation of Pfizer and rank pari passu with all of Pfizer’s unsecured debt obligations. Holders of any secured debt that Pfizer may incur in the future may foreclose on the assets securing such debt, reducing the cash flow from the foreclosed property available for payment of unsecured debt, including the Pfizer Guarantee. Holders of secured debt also would have priority over unsecured creditors in the event of our bankruptcy, liquidation or similar proceeding. As a result, the Pfizer Guarantee will be effectively junior to any secured debt that Pfizer may issue in the future. Pfizer currently does not have any secured debt outstanding. Although Pfizer is subject to certain limitations on liens, there are exceptions to these limitations which may permit Pfizer to incur secured debt. The Pfizer Guarantee will also be structurally subordinated to the obligations of Pfizer’s subsidiaries. Holders of the Securities will not have any claim as a creditor against subsidiaries of Pfizer that are not guarantors of the Securities, other than Wyeth (subject to Pfizer’s right to substitute itself as obligor).
If the proposed amendments to the Indenture are approved and the supplemental indenture is executed, Wyeth will be subject to fewer restrictions on its conduct than it is currently subject to and assets of Wyeth may be transferred to subsidiaries of Pfizer or third parties that are not parties to the Indenture and are not providing a guarantee of the Securities.
     If the proposed amendments to the Indenture become effective, the covenants in the amended indenture would generally impose fewer restrictions on Wyeth’s conduct than the covenants currently in the Indenture. The proposed amendments would allow Wyeth to take actions that would otherwise have been restricted or conditioned. Specifically, Wyeth will no longer be subject to certain restrictions on its ability to, among other things, merge or consolidate, sell all or substantially all of its assets, effect a conversion of its legal status (to the extent not already permitted by the Indenture), enter into sale and leaseback transactions with respect to certain property and subject certain property and shares of certain subsidiaries to any mortgage, pledge, security interest or lien. Therefore, assets of Wyeth may be transferred to subsidiaries of Pfizer or third parties that are not parties to the Indenture and are not providing a guarantee of the Securities, which may result in materially fewer assets of Wyeth being available to satisfy Wyeth’s obligations under the Securities. See “The Consent Solicitation — Description of the Proposed Amendments” and Annex A to this Consent Solicitation/Prospectus Supplement for more information about the differences between what actions are currently restricted by the covenants currently applicable to the Securities and what actions would be restricted by the covenants following the effectiveness of the proposed amendments.
If the proposed amendments are approved and the supplemental indenture is executed, Pfizer will be permitted, in Pfizer’s sole discretion, to succeed to and be substituted as the issuer under the Indenture and Wyeth will be released from all obligations under the Indenture.
     If the proposed amendments become effective, Pfizer or any of its successors, at Pfizer’s or its successor’s sole discretion, will be permitted to succeed to and be substituted as the issuer under the Indenture and Wyeth will be released from all obligations under the Indenture. If Pfizer becomes the obligor under the Indenture, then holders of the Securities would have direct recourse only against Pfizer and its assets and will no longer have direct recourse against Wyeth and its assets. In this case, the Securities will rank pari passu with all of Pfizer’s unsecured debt obligations, including any additional unsecured debt that Pfizer may issue in the future.
RATIO OF EARNINGS TO FIXED CHARGES
     For the purpose of computing the ratio of earnings to fixed charges, “earnings” consist of income from continuing operations before provision for taxes on income, minority interests and the cumulative effect of a change in accounting principle less minority interests and less undistributed earnings (losses) of unconsolidated subsidiaries adjusted for fixed charges, excluding capitalized interest. “Fixed charges” consist of interest expense (which includes amortization of debt discount and expenses), capitalized interest, and one third of rental expense which Pfizer believes to be a conservative estimate of an interest factor in our leases. It is not practicable to calculate the interest factor in a material portion of its leases. The ratios were calculated by dividing the sum of the fixed charges into the sum of the earnings from continuing operations before taxes and fixed charges. The following ratios do not reflect the Merger. Pfizer’s consolidated ratio of earnings to fixed charges for each of the fiscal years ended December 31, 2004 through 2008 and the six months ended June 28, 2009 are set forth below:

	Six Months	Year Ended December 31,
	Ended
	June 28, 2009	2008	2007	2006	2005	2004
Ratio of earnings to fixed charges	15.1x	14.9x	16.7x	20.4x	17.9x	26.9x
     The pro forma ratios of earnings to fixed charges for the year ended December 31, 2008 and the six months ended June 28, 2009 reflecting the Merger are set forth below:

	Six Months	Year Ended
	Ended	December 31,
	June 28, 2009	2008
Ratio of earnings to fixed charges	7.4x	5.5x
USE OF PROCEEDS
     Pfizer will not receive any cash proceeds from the issuance of the Pfizer Guarantee.
THE CONSENT SOLICITATION
Introduction
     In connection with the proposed amendments to the Indenture, Pfizer is seeking valid and unrevoked consents of registered holders of the majority in aggregate principal amount of the Securities outstanding voting as a single class at 5:00 p.m. New York City time, on October 14, 2009, the record date for determining the holders of Securities entitled to deliver consents and receive the Consent Payment in connection with this consent solicitation

(the “Record Date”). In return for such consents, Pfizer is offering to (i) issue the Pfizer Guarantee and (ii) make the Consent Payment to holders of Securities who provide valid and unrevoked consents prior to the Expiration Time, upon the terms and subject to the conditions set forth in this Consent Solicitation/Prospectus Supplement. As of the Record Date, the aggregate principal amount of the Securities outstanding was $10,250,000,000. If the required consents are obtained, all holders of the Securities will be bound by the amended Indenture and all holders of the Securities will receive the Pfizer Guarantee even if they have not consented to the proposed amendments. However, holders who have not provided valid and unrevoked consents prior to the Expiration Time will not be entitled to receive any Consent Payment.
     Pfizer reserves the right to establish, from time to time, but in all cases prior to receipt of the required consents, any new time for the Record Date and, thereupon, any such new time will be deemed to be the Record Date for purposes of this Consent Solicitation/Prospectus Supplement.
     Promptly upon receipt of the required consents, Pfizer and Wyeth will enter into a supplemental indenture that will set forth the amendments to the Indenture. Assuming satisfaction or waiver of all conditions to this Consent Solicitation/Prospectus Supplement, Pfizer will execute and deliver the Pfizer Guarantee concurrently with the execution of the supplemental indenture. The proposed amendments will become effective upon execution and delivery of the supplemental indenture and Pfizer’s execution and delivery of the Pfizer Guarantee. The Consent Payment will be made as soon as practicable following the Expiration Time.
     Separately from this consent solicitation, as a result of the Merger, pursuant to Section 15(d) of the Securities Exchange Act of 1934, Wyeth will deregister the Securities. As a result of such deregistration, Wyeth will no longer be required to file reports with the SEC pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 or pursuant to Section 314 of the Trust Indenture Act of 1939 and Wyeth will no longer be required to file reports with the Trustee. The deregistration of the Securities will occur regardless of whether the required consents are obtained and the proposed amendments are made effective.
Purpose of Amendments
     The proposed amendments are intended to allow Pfizer to integrate Pfizer’s and Wyeth’s businesses through certain internal corporate restructurings in a more effective manner than could be achieved if the amendments are not made. Pfizer would benefit from the flexibility to use Wyeth’s assets in combination with Pfizer’s other assets in order to eliminate redundancies and overlapping operations and to benefit Pfizer as a whole. In this regard, the proposed amendments are intended to allow Pfizer to more effectively integrate Wyeth’s business and have Wyeth and its subsidiaries engage freely in transactions with Pfizer and Pfizer’s subsidiaries. Specifically, Wyeth will no longer be subject to certain restrictions on its ability to, among other things, merge or consolidate, sell all or substantially all of its assets, effect a conversion of its legal status (to the extent not already permitted by the Indenture), enter into sale and leaseback transactions with respect to certain property and subject certain property and shares of certain subsidiaries to any mortgage, pledge, security interest or lien. The proposed amendments are intended to allow the integrated company greater flexibility in operations as the proposed amendments will conform certain covenants in the Indenture to the corresponding covenants in the existing Pfizer indenture. Moreover, if the amendments are approved, the integration of Wyeth’s operations will be accomplished in a manner that is expected to have beneficial tax consequences for Pfizer.
     If the required consents are obtained and the proposed amendments are adopted, the holders of the Securities will be entitled to the Pfizer Guarantee and Pfizer will have an obligation to file certain SEC reports with the Trustee.
Description of the Proposed Amendments
     Pfizer is soliciting the consents of the holders of the Securities to the proposed amendments to the Indenture. The valid and unrevoked consent of the holders of at least a majority in aggregate principal amount of Securities outstanding, voting as a single class (excluding Securities held by Pfizer or Wyeth, by any other obligor on the Securities or by any person directly or indirectly controlling or controlled by or under direct or indirect common control with Pfizer, Wyeth or by any other obligor on the Securities) is required for the proposed amendments to become effective. The proposed amendments are being presented as one proposal. Consequently, the delivery of a consent by a holder of Securities represents the delivery of a consent to all of the proposed amendments to the Indenture, and a consent purporting to consent to only some of the proposed amendments will not be valid.
     Pfizer is proposing amendments to the provisions in the Indenture relating to (i) the consolidation or merger of Wyeth or the sale of all or substantially all of Wyeth’s assets; (ii) the limitation on Wyeth’s incurrence of liens; (iii) the limitation on sale and leaseback transactions by Wyeth; (iv) Wyeth’s obligation to publish certain notices in Luxembourg; (v) the cure period in connection with a default in the payment of interest with respect to the Securities; (vi) the annual date prior to which Wyeth must deliver a compliance certificate to the Trustee; and (vii) Wyeth’s obligation pursuant to the Indenture to file certain SEC reports with the Trustee. Under the indenture dated as of January 30, 2001 between Pfizer and The Bank of New York Mellon, formerly known as The Bank of New York, as successor to JPMorgan Chase Bank, formerly known as The Chase Manhattan Bank, as trustee (the “Pfizer Indenture”), and the supplemental indentures to the Pfizer Indenture, dated March 24, 2009 and June 2, 2009 (the “Applicable Pfizer Supplemental Indentures”), Pfizer is subject to certain similar restrictions. If the required consents are obtained, the Indenture will be amended, where applicable, to provide for restrictions on Pfizer and its General Subsidiaries (as defined) that conform to those set forth in the Pfizer Indenture and the Applicable Pfizer Supplemental Indentures, related to (i) the consolidation or merger of Pfizer or the sale of all or substantially all of Pfizer’s assets; (ii) the limitation on liens of Pfizer and its General Subsidiaries; (iii) the limitation on sale and leaseback transactions by Pfizer and its General Subsidiaries; and (iv) an obligation pursuant to the Pfizer Indenture to file certain SEC reports with the Trustee. Additionally, (i) the cure period in connection with a default in the payment of interest with respect to the Securities and (ii) the annual date prior to which Wyeth must deliver a compliance certificate to the Trustee will be amended to conform to those set forth in the Pfizer Indenture. Also, if the required consents are obtained, the Indenture will be amended to eliminate Wyeth’s obligation to publish certain notices in Luxembourg as there is not a similar requirement in the Pfizer Indenture or Applicable Pfizer Supplemental Indentures. If the proposed amendments are adopted, Pfizer will be a party to the supplemental indenture adopting such amendments solely with respect to the proposed covenants related to (i) the limitation on liens of Pfizer and its General Subsidiaries; (ii) the limitation on sale and leaseback transactions by Pfizer and its General Subsidiaries; (iii) Pfizer’s obligation to file certain SEC reports with the Trustee; (iv) the consolidation or merger of Pfizer or the sale of all or substantially all of Pfizer’s; assets and (v) Pfizer’s obligation to execute and deliver the Pfizer Guarantee.
     The following is a summary of the key proposed amendments to the Indenture, which is qualified by reference to the complete text of the proposed amendments to the Indenture set forth in Annex A to this Consent Solicitation/Prospectus Supplement. The following summary of the proposed amendments is not necessarily presented in the order of importance.
Amendment to Covenant Related to Merger or Consolidation of Wyeth and/or Sale of All or Substantially All of Wyeth’s Assets to Remove All Limitations and Restrictions on any Transaction Involving Wyeth or Wyeth’s Assets
     The Indenture permits (i) any merger or consolidation of Wyeth into any other corporation (whether or not affiliated with Wyeth), or successive consolidations or mergers to which Wyeth or any successor is a party and (ii) any sale or conveyance of all or substantially all the property of Wyeth to any other corporation (whether or not affiliated with Wyeth), provided that, after giving effect to such transaction, no Event of Default (as defined) and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing and upon any such consolidation, merger, sale or conveyance, other than a consolidation or merger in which Wyeth is the continuing corporation, the obligations of Wyeth under the Indenture must be expressly assumed by the corporation formed by the consolidation, the corporation into which Wyeth has merged or the corporation which shall have acquired all or substantially all of Wyeth’s assets. Additionally, the Indenture requires that any such assuming corporation must be a corporation incorporated under the laws of the United States of America or a State in the United States of America.
     This proposed amendment to the Indenture would have the effect of removing the restrictions and limitations on Wyeth’s or any successor obligor’s ability to enter into any consolidation, merger, sale or conveyance of assets or any other transaction following the Merger. Additionally, the proposed amendment would permit Wyeth to effect a conversion or enter into any transaction with a subsidiary or affiliate of Pfizer, the effect of which would be a change in the legal status of Wyeth, such as to a limited liability company, a partnership or other legal entity. The proposed amendment will provide that in the event of any consolidation or merger of Pfizer with or into any other person or any conveyance or transfer of the properties and assets of Pfizer as an entirety or substantially as an entirety to any other Person, the due and punctual performance and observance of all of the covenants and conditions of the Pfizer Guarantee and the provisions of the Indenture applicable to Pfizer shall be expressly assumed by means of a supplemental indenture, by the company with which Pfizer shall have been merged, or by the person which shall have acquired Pfizer’s properties and assets. This covenant conforms to the corresponding covenant set forth in the Pfizer Indenture.
     Moreover, the proposed amendment would permit Pfizer or any of its successors, at Pfizer’s sole discretion, to succeed to and be substituted as the issuer under the Indenture through the execution of a further supplemental indenture, thereby releasing Wyeth from all obligations under the Indenture.
Amendment to Covenant Related to Limitation on Liens
     Subject to certain exceptions, the Indenture provides that Wyeth will not create or assume, or permit any subsidiary that owns Wyeth Principal Property (as defined below) (a “Wyeth Restricted Subsidiary”) to create or assume any mortgage, pledge, security interest or lien of or upon any Wyeth Principal Property or any shares of capital stock or indebtedness of any Wyeth Restricted Subsidiary, unless the Securities are secured by such mortgage, pledge, security interest or lien equally and ratably with any and all other indebtedness or obligations thereby secured. The Indenture defines Wyeth “Principal Property” as Wyeth’s principal office building and each manufacturing plant or research facility located within the territorial limits of the States of the United States of America or Puerto Rico (but not within any other territorial possession of the United States of America) of Wyeth or a subsidiary of Wyeth except as the Wyeth board of directors reasonably determines (taking into account, among other things, the importance of such property to the business, financial condition and earnings of Wyeth and its consolidated Subsidiaries taken as a whole) not to be a principal property. Notwithstanding the foregoing, Wyeth and the Wyeth Restricted Subsidiaries may, without securing any of the Securities, create or assume any mortgage, pledge, security interest or lien (which would otherwise be subject to the foregoing restrictions) securing indebtedness in an aggregate amount which, together with all other exempted debt of Wyeth and the Wyeth Restricted Subsidiaries, does not at the time exceed 10% of Wyeth’s consolidated net tangible assets (defined in the Indenture as total assets less current liabilities and intangible assets). Additionally, the Indenture prohibits under certain circumstances the merger, consolidation and the sale of all or substantially all of the assets of a Wyeth Restricted Subsidiary, for any consideration other than the fair value thereof in cash.
     We are proposing an amendment to this provision that would become effective upon the earlier of (i) March 8, 2010, which is the expiration date of the 364-Day Revolving Credit Loan Agreement, dated as of March 9, 2009 among Pfizer, the lenders party thereto from time to time and Citibank, N.A. as administrative agent (the “Pfizer Revolving Credit Facility”), (ii) the termination of the Pfizer Revolving Credit Facility and (iii) an amendment to the Pfizer Revolving Credit Facility that would permit the effectiveness of the proposed amendment. The proposed amendment will amend this provision to replace the existing covenant in its entirety so that it conforms to the corresponding covenant set forth in the Applicable Pfizer Supplemental Indentures, and will provide as follows:
     Pfizer shall not, and shall not permit any Subsidiary of Pfizer to, create, assume or suffer to exist any Pfizer Lien (an “Initial Lien”), other than Permitted Liens, on any Restricted Property to secure any Debt of Pfizer or any Subsidiary of Pfizer unless it has made or will make effective provision whereby the Securities will be secured by such Pfizer Lien equally and ratably with (or prior to) all other Debt secured by such Pfizer Lien. Any Pfizer Lien created for the benefit of the holders of the Securities shall provide by its terms that such Pfizer Lien will be automatically released and discharged upon the release and discharge of the applicable Initial Lien.
Amendment to Covenant Related to Limitation on Sale and Leaseback Transactions
     The Indenture provides that any arrangement with any person providing for the leasing by Wyeth or a Wyeth Restricted Subsidiary of any Wyeth Principal Property (except for temporary leases for a term of three years or less), which property has been or is to be sold or transferred by Wyeth or such Wyeth Restricted Subsidiary to such person (a “Sale and Leaseback Transaction”) is prohibited except in the event that (a) Wyeth or such Wyeth Restricted Subsidiary would be entitled to incur indebtedness secured by a mortgage on the Wyeth Principal

Property to be leased equal in amount to the Attributable Debt (as defined) with respect to such Sale and Leaseback Transaction without equally or ratably securing the securities issued under the Indenture; or (b) Wyeth applies an amount equal to the fair value of the property sold to the purchase of Wyeth Principal Property or to the retirement of long-term indebtedness of Wyeth within 120 days of the effective date of any such Sale and Leaseback Transaction. In lieu of applying such amount to such retirement Wyeth may deliver debt securities to the Trustee for cancellation, such debt securities to be credited at the cost thereof to Wyeth. Notwithstanding the foregoing, the Indenture provides that Wyeth or any Wyeth Restricted Subsidiary may enter into any Sale and Leaseback Transaction (which would otherwise be subject to the foregoing restrictions) as long as the Attributable Debt resulting from such Sale and Leaseback Transaction, together with all other exempted debt of Wyeth and the Wyeth Restricted Subsidiaries, does not at the time exceed 10% of Wyeth’s consolidated net tangible assets. “Attributable Debt” is defined in the Indenture as of any particular time, as the lesser of (a) the fair value of the property subject to such arrangement and (b) the then present value (computed by discounting at the Composite Rate (as defined)) of the obligation of a lessee for net rental payments during the remaining term of any lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended). “Net Rental Payments” under any lease for any period is defined in the Indenture as the sum of the rental and other payments required to be paid in such period by the lessee thereunder, not including, however, any amounts required to be paid by such lessee (whether or not designated as rental or additional rental) on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges required to be paid by such lessee thereunder or any amounts required to be paid by such lessee thereunder contingent upon the amount of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges.
     We are proposing an amendment to this provision that would become effective upon the earlier of (i) March 8, 2010, which is the expiration date of the Pfizer Revolving Credit Facility, (ii) the termination of the Pfizer Revolving Credit Facility and (iii) an amendment to the Pfizer Revolving Credit Facility that would permit the effectiveness of the proposed amendment. The proposed amendment will amend this provision to replace the existing covenant in its entirety so that it conforms to the corresponding covenant set forth in the Applicable Pfizer Supplemental Indentures, and will provide as follows:
     Pfizer shall not, and shall not permit any Subsidiary of Pfizer to, enter into any Pfizer Sale and Leaseback Transaction (as defined below) covering any Restricted Property unless:
     (a) pursuant to the proposed covenant described under “— Amendment to Covenants Related to Limitation on Liens” above, it would be entitled to incur Debt secured by a Lien on such Restricted Property in a principal amount equal to the Value of such Pfizer Sale and Leaseback Transaction without equally and ratably securing the Securities; or
     (b) Pfizer or any Subsidiary of Pfizer, during the six months following the effective date of the Pfizer Sale and Leaseback Transaction, applies an amount equal to the Value of such Pfizer Sale and Leaseback Transaction to the voluntary retirement of long-term Debt of Pfizer or any Subsidiary of Pfizer or to the acquisition of one or more Restricted Properties.
     Because the definition of Restricted Property covers only manufacturing facilities in the continental United States, Pfizer’s manufacturing facilities in Puerto Rico and elsewhere in the world are excluded from the operation of the covenants described above. There are currently no Pfizer Liens on, or any Pfizer Sale and Leaseback Transactions covering, any property that could potentially qualify as Restricted Property that would require the Securities to be secured equally and ratably with (or prior to) Debt secured by such Lien. As a result, Pfizer does not keep records identifying which of our properties, if any, would qualify as Restricted Property and Pfizer believes that it has few, if any, properties that would qualify as Restricted Property.
Definitions
     Set forth below are certain of the defined terms that are included in the proposed amendment for purposes of the Pfizer Lien and Pfizer Sale and Leaseback covenants set forth above. These defined terms conform to the defined terms set forth in the Applicable Pfizer Supplemental Indentures.

     “Consolidated Net Tangible Assets” means the total amount of assets (less applicable reserves and other properly deductible items) after deducting (1) all current liabilities (excluding the amount of those which are by their terms extendable or renewable at the option of the obligor to a date more than 12 months after the date as of which the amount is being determined) and (2) all goodwill, tradenames, trademarks, patents, unamortized debt discount and expense and other like intangible assets, all as set forth on the most recent balance sheet of Pfizer and its consolidated subsidiaries and determined in accordance with generally accepted accounting principles.
     “Debt” of any Person means (a) all obligations of such Person for borrowed money, or evidenced by bonds, debentures, notes or other similar instruments (other than any such obligations to the extent that (i) the liability of such Person is limited solely to the property or asset financed by such obligations or (ii) such obligations result from the requirement to return collateral posted to such Person by a counterparty pursuant to one or more hedging contracts or other similar risk management contracts) and (b) all Debt of others guaranteed by such Person.
     “Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interests.
     “General Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other business entity of which at least a majority of the outstanding shares of Voting Stock is at the time directly or indirectly owned or controlled by such Person or one or more of the Subsidiaries of such Person.
     “Pfizer Lien” means, with respect to any property of any Person, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement (other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property.
     “Permitted Liens” means
     (a) Pfizer Liens existing on the date hereof or Pfizer Liens existing on facilities of any Person at the time it becomes a Subsidiary of Pfizer;
     (b) Pfizer Liens existing on manufacturing facilities when acquired, or incurred to finance the purchase price, construction or improvement thereof;
     (c) any Pfizer Lien arising by reason of deposits with, or the giving of any form of security to, any governmental agency or any body created or approved by law or governmental regulation;
     (d) Pfizer Liens securing Debt of a Subsidiary of Pfizer owed to Pfizer or another Subsidiary of Pfizer;
     (e) extensions, renewals or replacements in whole or part of any Pfizer Lien referred to in clauses (a) through (d); and
     (f) Pfizer Liens on any Restricted Property not described in clauses (a) through (e) above securing Debt that, together with (i) the aggregate amount of all other outstanding Debt secured by all other Pfizer Liens on Restricted Property not described in clauses (a) through (e) above and (ii) the aggregate amount of Value in respect of all Pfizer Sale and Leaseback Transactions that would otherwise be prohibited by the proposed covenant described under “— Amendment to Covenant Related to Limitation on Sale and Leaseback Transactions” above, do not exceed 15% of Pfizer’s Consolidated Net Tangible Assets measured as of the end of the most recent quarter for which financial statements are available.
     “Pfizer Sale and Leaseback Transaction” means any direct or indirect arrangement relating to property now owned or hereafter acquired whereby Pfizer or a Subsidiary of Pfizer transfers such property to another Person and Pfizer or a Subsidiary of Pfizer leases or rents it from such Person (other than (1) leases between Pfizer and a Subsidiary of Pfizer or between Subsidiaries of Pfizer and (2) temporary leases for a term, including renewals at the option of the lessee, of not more than 3 years).

     “Restricted Property” means:
     (a) any manufacturing facility (or portion thereof) owned or leased by Pfizer or any Subsidiary of Pfizer and located within the continental United States that, in the good faith opinion of Pfizer’s Board of Directors (or a committee thereof), is of material importance to Pfizer’s business taken as a whole, but no such manufacturing facility (or portion thereof) shall be deemed of material importance if its gross book value of property, plant and equipment (before deducting accumulated depreciation) is less than 2% of Pfizer’s Consolidated Net Tangible Assets measured as of the end of the most recent quarter for which financial statements are available; or
     (b) any Equity Interests of any Subsidiary of Pfizer owning a manufacturing facility (or a portion thereof) covered by clause (a).
     As used in this definition, “manufacturing facility” means property, plant and equipment used for actual manufacturing and for activities directly related to manufacturing such as quality assurance, engineering, maintenance, staging areas for work in process administration, employees, eating and comfort facilities and manufacturing administration, and it excludes sales offices, research facilities and facilities used only for warehousing, distribution or general administration.
     “Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other business entity of which at least a majority of the outstanding shares of Voting Stock is at the time directly or indirectly owned or controlled by such Person or one or more of the Subsidiaries of such Person.
     “Value” means, with respect to a Pfizer Sale and Leaseback Transaction, an amount equal to the present value of the lease payments with respect to the term of the lease remaining on the date as of which the amount is being determined, without regard to any renewal or extension options contained in the lease, discounted at the weighted average interest rate of all series of debt securities issued pursuant to the indenture and having the benefit of the proposed covenants described above under “— Amendment to Covenants Related to Limitation on Liens” and “— Amendment to Covenant Related to Limitation on Sale and Leaseback Transactions” (including the effective interest rate of any original issue discount debt securities) which are outstanding on the date of such Pfizer Sale and Leaseback Transaction.
     “Voting Stock” means Equity Interests of any Person having ordinary power to vote in the election of members of the board of directors, managers, trustees or other controlling Persons, of such Person (irrespective of whether, at the time, Equity Interests of any other class or classes of such entity shall have or might have voting power by reason of the happening of a contingency).
Amendment to Remove Covenant Related to Luxembourg Publications
     We are proposing to delete the covenant in the Indenture requiring that in the event a party provides certain notices pursuant to the Indenture in the Borough of Manhattan, City of New York and London, such party shall also, to the extent such notice is required to be given to holders of Securities of any series by applicable Luxembourg law or stock exchange regulation, as evidenced by an Officer’s Certificate delivered to such party, make a similar publication in Luxembourg. The Pfizer Indenture and the Applicable Pfizer Supplemental Indentures do not contain a corresponding covenant.
Amendment to Wyeth’s Obligations to Provide SEC Reports
     The Indenture requires Wyeth to file with the Trustee, within 15 days after Wyeth is required to file the same with the SEC, copies of annual reports and of the information, documents and other reports that Wyeth may be required to file with the SEC pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 or pursuant to Section 314 of the Trust Indenture Act of 1939. As a result of the Merger, pursuant to Section 15(d) of the Securities Exchange Act of 1934, Wyeth will deregister the Securities. As a result of such deregistration, Wyeth will no longer be required to file reports with the SEC pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 or pursuant to Section 314 of the Trust Indenture Act of 1939. The deregistration of the

Securities will occur regardless of whether the required consents are obtained and proposed amendments are made effective and as a result of such deregistration, Wyeth will no longer be required to file SEC reports with the Trustee. Therefore, the proposed amendment to the Indenture would replace Wyeth’s obligation to file such reports pursuant to the Indenture and provide that Pfizer will, as the guarantor of the Securities, file with the Trustee, within 15 days after Pfizer is required to file the same with the SEC, copies of annual reports and of the information, documents and other reports that Pfizer may be required to file with the SEC pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 or pursuant to Section 314 of the Trust Indenture Act of 1939. This covenant conforms to the corresponding covenant set forth in the Pfizer Indenture.
Amendment to Certain Provisions Related to the Annual Written Statement to the Trustee
     The Indenture provides that, Wyeth will deliver annually (on or prior to March 31) to the Trustee a certificate of its principal executive officer, principal financial officer or principal accounting officer, stating whether or not to the best knowledge of the signer thereof Wyeth is in compliance (without regard to periods of grace or notice requirements) with all conditions and covenants under the Indenture, and if Wyeth shall not be in compliance, specifying such non-compliance and the nature and status thereof of which such signer may have knowledge. We are proposing an amendment to allow for the delivery of this certificate to the Trustee on or before June 1 of each calendar year. This covenant conforms to the corresponding covenant set forth in the Pfizer Indenture.
Amendment to Certain Provisions Related to the Cure Period With Respect to a Payment Default
     The Indenture provides that an event of default occurs if there is any default in the payment of any installment of interest upon any of the Securities as and when the interest shall become due and payable, and such default continues for a period of thirty (30) days. We are proposing an amendment to extend the period in which a default may occur under these circumstances for a period of sixty (60) days prior to such default being considered an event of default under the Indenture. This covenant conforms to the corresponding covenant set forth in the Pfizer Indenture.
Addition of Defined Terms and Revision of Other Text
     In connection with the proposed amendments described above, certain defined terms would be added to, and deleted from, the Indenture. Please see Annex A to this Consent Solicitation/Prospectus Supplement for a more complete description of those amendments. In addition, we reserve the right to make certain technical changes to the Indenture pursuant to the provisions thereof and to include such changes in the supplemental indenture. Any such technical changes will not affect the substantive rights of the holders of the Securities, other than as described above.
     The proposed amendments would also delete or amend or be deemed to have deleted or amended any provisions in the Securities corresponding to the provisions in the Indenture that are deleted or amended by virtue of the proposed amendments.
DESCRIPTION OF PFIZER’S GUARANTEE
     The following is a summary of the Pfizer Guarantee. The following summary is qualified by reference to the full text of the form of the guarantee, which has been attached as Annex B to this Consent Solicitation/Prospectus Supplement.
     The Pfizer Guarantee is an unconditional and irrevocable guarantee of the prompt payment, when due, of any amount owed to the holders of the Securities under the Indenture, and any other amounts due pursuant to the Indenture. The Pfizer Guarantee will be an unsecured unsubordinated obligation of Pfizer and will rank pari passu with Pfizer’s other general unsecured obligations. Holders of any secured debt that Pfizer may incur in the future may foreclose on the assets securing such debt, reducing the cash flow from the foreclosed property available for payment of unsecured debt, including the Pfizer Guarantee. Holders of any secured debt of Pfizer also would have priority over unsecured creditors in the event of its bankruptcy, liquidation or similar proceeding. Pfizer currently does not have any secured debt outstanding.

     Promptly upon receipt of the required consents, Pfizer and Wyeth will enter into a supplemental indenture that will set forth the amendments to the Indenture. Pfizer will execute and deliver the Pfizer Guarantee concurrently with the execution of the supplemental indenture. The Consent Payment will be made as soon as practicable following the Expiration Time. The proposed amendments will become effective upon execution and delivery of the supplemental indenture and Pfizer’s execution and delivery of the Pfizer Guarantee.
     If the required consents are obtained, all holders of the Securities will be bound by the amended Indenture and all holders of the Securities will receive the Pfizer Guarantee pursuant to the terms of the supplemental indenture, even if they have not consented to the proposed amendments. However, holders who have not provided valid and unrevoked consents prior to the Expiration Time, will not be entitled to receive any Consent Payment. If the required consents are not obtained, the Pfizer Guarantee will not be provided to the holders of the Securities and no Consent Payment will be made by Pfizer.
     Pfizer will execute the Pfizer Guarantee in favor of the holders of each series of Securities. It will not be necessary for new certificates to be issued evidencing the Securities to reflect the benefit of the Pfizer Guarantee, and no separate certificates will be issued to evidence the Pfizer Guarantee.
     Pfizer is not assuming Wyeth’s obligations under the Indenture. The Pfizer Guarantee will not make Pfizer or any of its subsidiaries (other than Wyeth or any successor obligor) subject to the covenants contained in the Indenture and will not otherwise contain any restrictions on Pfizer’s operations (other than those that will become effective with respect to Pfizer and its General Subsidiaries upon effectiveness of the proposed amendments).
CONSENT PROCEDURES
Expiration Time; Extension; Waiver; Amendment; Termination
     The consent solicitation will expire at 5:00 p.m., New York City time, on Thursday, October 29, 2009, unless Pfizer extends the consent solicitation. Pfizer expressly reserves the right to extend the consent solicitation from time to time or for such period or periods as it may determine in its discretion by giving oral (to be confirmed in writing) or written notice of such extension to the Information Agent and Tabulation Agent and by making a public announcement by press release at or prior to 9:00 a.m., New York City time, on the next business day following the previously scheduled expiration time. During any extension of the consent solicitation, all consents validly executed and delivered to the Information Agent and Tabulation Agent will remain effective unless validly revoked prior to such extended expiration time.
     Pfizer expressly reserves the right, in its sole discretion, at any time to amend any of the terms of the consent solicitation. If the terms of the consent solicitation are amended prior to the Expiration Time in a manner that constitutes a material change, Pfizer will promptly give oral (to be confirmed in writing) or written notice of such amendment to the Information Agent and Tabulation Agent and disseminate a Consent Solicitation/Prospectus Supplement in a manner reasonably designed to give holders of the Securities notice of the change on a timely basis. Pfizer expressly reserves the right, in its discretion, to waive any condition of the consent solicitation.
     Pfizer expressly reserves the right, in its discretion, to terminate the consent solicitation for any reason. Any such termination will be followed promptly by public announcement thereof. In the event Pfizer terminates the consent solicitation, it will give prompt notice thereof to the Information Agent and Tabulation Agent and the consents previously executed and delivered pursuant to the consent solicitation will be of no further force and effect.
Procedures for Delivering Consents
     In order to consent to the proposed amendments, a holder of the Securities must validly execute and deliver to the Information Agent and Tabulation Agent a copy of the Letter of Consent relating to the Indenture, or cause the Letter of Consent to be delivered to the Information Agent and Tabulation Agent on the holder’s behalf, before the Expiration Time in accordance with the procedures described below.
     Only registered holders of the Securities as of 5:00 p.m., New York City time, on the Record Date may execute and deliver to the Information Agent and Tabulation Agent the Letters of Consent. Pfizer expects that The

Depository Trust Company, (“DTC”), will authorize its participants, which include banks, brokers and other financial institutions, to execute Letters of Consent with respect to the Securities they hold through DTC as if the participants were the registered holders of those Securities. Accordingly, for purposes of the consent solicitation, when we use the term “registered holders,” we include banks, brokers and other financial institutions that are participants of DTC.
     If you are a beneficial owner of Securities held through a bank, broker or other financial institution, in order to consent to the proposed amendment, you must arrange for the bank, broker or other financial institution that is the registered holder to either (1) execute the Letter of Consent and deliver it either to the Information Agent and Tabulation Agent on your behalf or to you for forwarding to the Information Agent and Tabulation Agent before the Expiration Time or (2) forward a duly executed proxy from the registered holder authorizing you to execute and deliver the Letter of Consent with respect to the Securities on behalf of the registered holder. In the case of clause (2) of the preceding sentence, you must deliver the executed Letter of Consent, together with the proxy, to the Information Agent and Tabulation Agent before the Expiration Time. Beneficial owners of Securities are urged to contact the bank, broker or other financial institution through which they hold their Securities to obtain a valid proxy or to direct that a Letter of Consent be executed and delivered in respect of their Securities. Holders who hold their Securities through a bank, broker or other financial institution must submit consents in the manner prescribed by such bank, broker or other financial institution. Therefore, please follow the instructions provided by the applicable bank, broker or other financial institution when submitting consents.
     Giving a consent by submitting a Letter of Consent will not affect a holder’s right to sell or transfer its Securities. All consents received from the holder of record on the Record Date and not revoked by that holder before the Expiration Time will be effective notwithstanding any transfer of those Securities after the Record Date.
     Registered holders of Securities as of the Record Date who wish to consent should mail, hand deliver or send by overnight courier or facsimile a properly completed and executed Letter of Consent to the Information Agent and Tabulation Agent at the address or facsimile number set forth under “— Solicitation, Tabulation and Information Agents,” in accordance with the instructions set forth in this Consent Solicitation/Prospectus Supplement and the Letter of Consent. However, Pfizer reserves the right to accept any Letter of Consent received by Pfizer.
     All Letters of Consent that are properly completed, executed and delivered to the Information Agent and Tabulation Agent, and not revoked before the Expiration Time, will be given effect in accordance with the terms of those Letters of Consent. Registered holders who desire to consent to the proposed amendments should complete, sign and date the Letter of Consent and mail, deliver or send by overnight courier or facsimile the signed Letter of Consent to the Information Agent and Tabulation Agent at the address or facsimile number set forth under “— Solicitation, Tabulation and Information Agents,” all in accordance with the instructions contained in this Consent Solicitation/Prospectus Supplement and the Letter of Consent prior to the Expiration Time.
     Letters of Consent delivered by the registered holders of Securities as of the Record Date must be executed in exactly the same manner as those registered holders’ names appear on the certificates representing the Securities or on the position listings of DTC, as applicable. If the Securities to which a Letter of Consent relate are registered in the names of two or more holders, all of those holders must sign the Letter of Consent. If a Letter of Consent is signed by a trustee, partner, executor, administrator, guardian, attorney-in-fact, agent, officer of a corporation or other person acting in a fiduciary or representative capacity, that person must so indicate when signing, and proper evidence of that person’s authority to so act must be submitted with the Letter of Consent. In addition, if a Letter of Consent relates to less than the total principal amount of Securities registered in the name of a holder, or a Letter of Consent relates to only one series of the Securities, the registered holder must list the certificate numbers and principal amount of Securities registered in the name of that holder and the series of Securities to which the Letter of Consent relates. If no series or aggregate principal amount of Securities as to which a consent is delivered is specified, the holder will be deemed to have consented with respect to all Securities of such holder. If Securities are registered in different names, a separate Letter of Consent must be signed and delivered with respect to each registered holder. If a Letter of Consent is executed by a person other than the registered holder, it must be accompanied by a proxy executed by the registered holder.

     If the Letter of Consent is executed by a person or entity who is not the registered holder, then the registered holder must sign a valid proxy, with the signature of such registered holder guaranteed by a participant in a recognized medallion signature program (a “Medallion Signature Guarantor”).
     No Medallion Signature Guarantor is required (a) if the Letter of Consent is signed by the registered holder(s) of the Securities with respect to which the Letter of Consent is delivered (or by a DTC participant) and payment of the Consent Payment is to be paid directly to such holder(s) and the box entitled “Special Payment and Delivery Instructions” on the Letter of Consent has not been completed or (b) if the Letter of Consent is delivered by or for the account of a firm or any other entity identified in Rule 17Ad-15 promulgated under the Securities and Exchange Act of 1934, as amended, including (as such terms are defined therein): (a) a bank; (b) a broker, dealer, municipal securities dealer, municipal securities broker, government securities dealer or government securities broker; (c) a credit union, (d) a national securities exchange, registered securities association or clearing agency; or (e) a savings association. In all other cases, all signatures on letters of consent must be guaranteed by a Medallion Signature Guarantor.
     In connection with the consent solicitation, Pfizer will pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Consent Solicitation/Prospectus Supplement, the Letter of Consent and related documents to the beneficial owners of the Securities and in handling or forwarding deliveries of consents by their customers.
     All questions as to the validity, form and eligibility (including time of receipt) of Letters of Consent and the consent procedures will be determined by Pfizer, in its sole discretion, which determination will be final and binding. Pfizer also reserves the right to waive any defects or irregularities as to deliveries of consents.
Revocation of Consents
     A consent may be revoked at any time prior to the Revocation Time. Any holder who has delivered a consent, or who succeeds to ownership of Securities in respect of which a consent has previously been delivered, may validly revoke such consent prior to the Revocation Time by delivering a written notice of revocation in accordance with the following procedures. All properly completed and executed Letters of Consent that are received by the Information Agent and Tabulation Agent will be counted as consents with respect to the proposed amendments, unless the Information Agent and Tabulation Agent receives a written notice of revocation prior to the Revocation Time.
     In order to be valid, a notice of revocation of consent must contain the name of the person who delivered the consent, the name of the holder and the description of the Securities to which it relates, the certificate numbers of such Securities (if held in certificated form) and the aggregate principal amount represented by such Securities. The revocation of consent must be signed by the holder thereof in the same manner as the original signature on the Letter of Consent (including any required Medallion Signature Guarantor) or be accompanied by evidence satisfactory to Pfizer and the Information Agent and Tabulation Agent that the person revoking the consent has the legal authority to revoke such consent on behalf of the holder. If the Letter of Consent was executed by a person other than the registered holder of the Securities, the notice of revocation of consent must be accompanied by a valid proxy signed by such registered holder and authorizing the revocation of the registered holder’s consent. To be effective, a revocation of consent must be received prior to the Revocation Time by the Information Agent and Tabulation Agent, at the address set forth below. A purported notice of revocation that lacks any of the required information or is sent to an improper address will not validly revoke a consent previously given. Holders who hold their Securities through a bank, broker or other financial institution may only revoke consents in the manner prescribed by such bank, broker or other financial institution. Therefore, please follow the instructions provided by the applicable bank, broker or other financial institution if revoking consents.
Solicitation, Information and Tabulation Agents
     Pfizer has retained Barclays Capital Inc. (“Barclays Capital”) to act as the Solicitation Agent for the consent solicitation. Pfizer has agreed to pay the Solicitation Agent customary fees and reimburse it for its reasonable out-of-pocket expenses. Pfizer has agreed to indemnify the Solicitation Agent against certain liabilities, including certain liabilities under the federal securities laws. Questions regarding the consent solicitation may be directed to the Solicitation Agent at the following address and telephone numbers:

Barclays Capital
745 Seventh Avenue
New York, NY 10019
Attention: Liability Management Group
Toll Free: (800) 438-3242
Collect: (212) 528-7581
     Pfizer has retained D.F. King & Co., Inc. to act as the Information Agent and Tabulation Agent for the consent solicitation. Pfizer has agreed to pay the Information Agent and Tabulation Agent customary fees and reimburse it for its reasonable out-of-pocket expenses. Pfizer has agreed to indemnify the Information Agent and Tabulation Agent for certain liabilities. Requests for additional copies of this Consent Solicitation/Prospectus Supplement or the Letter of Consent may be directed to the Information Agent and Tabulation Agent at the following address and telephone numbers:
D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, New York 10005
Banks and Brokers Call Collect: 212-269-5550
All Others Call Toll Free: 800-735-3591
By Mail, Hand or Overnight Courier:
D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, New York 10005
Attn: Elton Bagley
By Facsimile (for Eligible Institutions only):
212-809-8838
(Please provide callback telephone number on fax coversheet for confirmation)
Confirmation:
212-493-6996
Elton Bagley
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
     The following is a general summary of the material U.S. federal income tax consequences of the implementation of the proposed amendments to the Indenture, the provision of the Pfizer Guarantee and the payment of the Consent Payment (collectively, the “Transactions”). This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder (the “Treasury Regulations”), and currently effective administrative rulings and judicial decisions. Any of these authorities may be changed, perhaps with retroactive effect, so as to result in U.S. federal income tax consequences different from those described below. No ruling from the Internal Revenue Service (the “IRS”) has been (or will be) sought with respect to the statements made herein, and there can be no assurance that the IRS will not take a position contrary to such statements or that a court will not sustain any such contrary position taken by the IRS. This summary assumes that the Securities are held as capital assets. In addition, this summary is not a complete analysis of all the potential tax considerations relating to the Transactions, including those considerations applicable to holders based on their particular circumstances, and does not address the tax consequences applicable to holders that are subject to special tax rules, including holders subject to the alternative minimum tax; banks, insurance companies, or other financial institutions; tax-exempt organizations; dealers in securities or commodities; expatriates; traders in securities that elect to use a mark-to-market method of accounting for their securities holdings; U.S. Holders (as defined below) whose functional currency is not the U.S. dollar; persons that hold Securities as part of a hedge, straddle, or conversion transaction; regulated investment companies; real estate investment trusts; persons deemed to sell Securities under the constructive sale provisions of the Code; or

partnerships or other pass-through entities. This summary does not address any foreign, state or local tax consequences of the Transactions. If a partnership (or entity treated as a partnership for U.S. federal income tax purposes) is the beneficial owner of Securities, the tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding Securities is urged to consult its own tax advisor regarding the tax consequences of the Transactions.
     For purposes of this summary, a holder of a Security is a “U.S. Holder” if such holder is the beneficial owner of a Security and is: (1) an individual who is a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the substantial presence test under section 7701(b) of the Code; (2) a corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized, or treated as created or organized, in or under the laws of the United States, any state thereof or the District of Columbia; (3) an estate, the income of which is subject to U.S. federal income tax regardless of its source; or (4) a trust (a) if a U.S. court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust or (b) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person. The term “Non-U.S. Holder” means a beneficial owner of a Security that is neither a U.S. Holder nor a partnership for U.S. federal income tax purposes.
     THIS SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTIONS IS INCLUDED HEREIN FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE, AND IS NOT A SUBSTITUTE FOR, PROFESSIONAL TAX ADVICE. HOLDERS OF SECURITIES ARE URGED TO CONTACT THEIR OWN TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE AND LOCAL AND FOREIGN TAX CONSEQUENCES OF THE TRANSACTIONS TO THE APPLICABLE HOLDER.
U.S. Holders
     Generally. The modification of the terms of a debt instrument generally is treated as a “deemed” exchange of an “old” debt instrument for a “new” debt instrument if such modification is “significant” as specially determined for U.S. federal income tax purposes. For these purposes, a modification of the terms of a debt instrument is generally “significant” if, based on all the facts and circumstances (and, subject to certain exceptions, taking into account all modifications collectively), the legal rights or obligations that are altered and the degree to which they are altered are economically significant. Pfizer believes that the adoption of the proposed amendments to the Indenture generally should not constitute such an economically significant change in the terms of the Securities. Upon adoption of the proposed amendments, Pfizer will guarantee Wyeth’s payment obligations with respect to the Securities. The Treasury Regulations provide that the addition of a guarantor on a debt instrument is a significant modification if the addition of the guarantor results in a change in payment expectations (as specifically defined pursuant to such Treasury Regulations) with respect to the instrument. Pfizer believes that the Pfizer Guarantee generally should not result in a change in payment expectations with respect to the Securities. In addition, if the supplemental indenture becomes operative, Pfizer will make the Consent Payment to holders that provided valid and unrevoked consents to the proposed amendments. The Treasury Regulations provide that a change in the yield of a debt instrument is a significant modification if the yield of the modified instrument (determined by taking into account any payments made by the issuer to the holders as consideration for the modification) varies from the yield on the unmodified instrument (determined as of the date of the modification) by more than the greater of 25 basis points or 5 percent of the annual yield of the unmodified instrument. The Consent Payment is not expected to change the yield of any Security in an amount sufficient to cause a significant modification of such Security for U.S. federal income tax purposes. Accordingly, U.S. Holders of Securities generally should continue to have the same tax basis and holding period with respect to the Securities as they had before the Transactions. Holders are urged to consult their own tax advisors to determine whether the Transactions result in a significant modification for purposes of the applicable holder’s Securities.
     If, notwithstanding the foregoing, the Transactions result in a significant modification of some Securities for U.S. federal income tax purposes, a holder of such Securities generally would be treated as having exchanged its “old” Securities for “new” Securities for U.S. federal income tax purposes, and generally would recognize gain or loss at the time of such deemed exchange, unless such deemed exchange constitutes a recapitalization. A deemed exchange generally would constitute a recapitalization and would not be taxable to holders of the Securities if the instruments, as originally issued and as amended, constitute “securities” for U.S. federal income tax purposes. There is no precise definition of what constitutes a “security” under U.S. federal income tax law, and the determination requires an overall evaluation of the nature of the debt instrument, with the term of the debt instrument regarded as one of the more important factors. Although the matter is not free from doubt, given the terms of the Securities, these instruments generally should constitute “securities” for U.S. federal income tax purposes, and a deemed exchange generally should constitute a recapitalization for such purposes. In such event, a holder of a Security generally would not recognize any income, gain or loss with respect to the Transactions, except with respect to the receipt of the Consent Payment, as discussed below. Assuming a deemed exchange constitutes a recapitalization, a holder generally would receive a tax basis in the “new” Security equal to its tax basis in the “old” Security immediately prior to the “deemed” exchange, and the holder’s holding period for the “new” Security generally would include the period during which the holder held the “old” Security.
     Additionally, if there is a deemed exchange, regardless of whether such exchange qualifies as a recapitalization, the “new” Securities generally would be treated as issued with original issue discount (“OID”) in an amount equal to the excess, if any (subject to a statutorily defined de minimis exception), of the stated redemption price at maturity of the “new” Securities over their issue price. A holder that is deemed to hold “new” Securities with OID generally would be required to include the OID in gross income under a constant yield method in advance of the receipt of cash attributable to that income, regardless of the holder’s method of tax accounting. OID accruals may be reduced by a portion of the acquisition premium, if any, that a holder has in the “new” Securities. A holder has “acquisition premium” in the “new” Securities if the holder’s adjusted tax basis in the “new” Securities is greater than the issue price of the “new” Securities, but less than or equal to their stated redemption price at maturity. If a holder’s adjusted tax basis in the “new” Securities exceeds their stated redemption price at maturity, the holder will be considered to have acquired the “new” Securities” with “amortizable bond premium” and such holder will not be required to include any OID in income. A holder generally may elect to amortize any amortizable bond premium over the remaining term of the “new” Securities on a constant yield method as an offset to interest otherwise includible in income under the holder’s regular accounting method. If the holder does not elect to amortize any amortizable bond premium, that amortizable bond premium will decrease the gain or increase the loss a holder otherwise would recognize on disposition of the “new” Securities.
     Consent Payment. The tax treatment of the receipt of a Consent Payment is uncertain because no authorities directly address the treatment of such payment. The Consent Payment may be treated as (1) a separate fee or interest that, in either case, would be subject to tax as ordinary income in an amount equal to the Consent Payment received, or (2) consideration received upon a deemed exchange of “new” Securities for “old” Securities, in which case, the Consent Payment would constitute part of the applicable holder’s amount realized in the deemed exchange. Pfizer intends to treat the Consent Payment as a fee paid to consenting holders of Securities for their consent to the proposed amendments. Assuming such treatment, a consenting U.S. Holder will recognize ordinary income equal to the amount of the Consent Payment received. There can be no assurance, however, that the IRS will not successfully challenge Pfizer’s position in this regard. Accordingly, holders are urged to consult their own tax advisors regarding the U.S. federal income tax treatment of the receipt of a Consent Payment.
Non-U.S. Holders
     Generally. Even if the Transactions result in a deemed exchange of “old” Securities for “new” Securities that is taxable to U.S. Holders, subject to the following discussion regarding Consent Payments, a Non-U.S. Holder generally would not be subject to U.S. federal income tax with respect to income or gain recognized in the Transactions, unless (1) such income or gain is effectively connected with the holder’s conduct of a trade or business within the United States (and, in the case of an applicable income tax treaty, is attributable to a U.S. permanent establishment maintained by the holder), or (2) in the case of a Non-U.S. Holder that is a non-resident alien individual, such holder is present in the United States for at least 183 days in the year of the deemed exchange, and certain other conditions are met. A corporate Non-U.S. Holder’s income or gain that is effectively connected with the conduct of a trade or business within the United States may be subject to an additional “branch profits” tax at a 30% rate (or a lower rate if specified by an applicable income tax treaty).
     Consent Payment. As stated above, the U.S. federal income tax treatment of the receipt of a Consent Payment is uncertain. Accordingly, Pfizer intends to subject Consent Payments made to Non-U.S. Holders to U.S. federal income tax withholding at a 30% rate unless an exemption from withholding is applicable, such as if the Consent Payment is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States

(and, in the case of an applicable income tax treaty, is attributable to a U.S. permanent establishment maintained by the holder) or a reduced rate of withholding or exemption is available pursuant to an applicable income tax treaty. To claim an exemption from withholding or a reduced rate of withholding, the Non-U.S. Holder must deliver to us a properly executed IRS Form W-8ECI (for effectively connected payments) or IRS Form W-8BEN (to claim treaty benefits), as applicable, claiming such exemption or reduced rate. A Non-U.S. Holder generally may obtain a refund of any excess amounts withheld by filing an appropriate refund claim with the IRS.
Information Reporting and Backup Withholding
     Except with respect to exempt holders, Pfizer generally will provide information statements to the IRS reporting the payment of consideration in the Transactions. A U.S. Holder may be subject to backup withholding with respect to its consideration received in the Transactions, unless the holder provides a correct Taxpayer Identification Number (“TIN”) and certifies that the holder is a U.S. person, the TIN is correct (or the holder is awaiting a TIN), and the holder (1) is exempt from backup withholding, (2) has not been informed by the IRS that backup withholding is required due to underreporting of interest and dividends paid to the U.S. Holder or (3) has been informed by the IRS that backup withholding is no longer required. A Non-U.S. Holder may be subject to backup withholding with respect to its consideration received in the Transactions, unless the holder certifies as to its non-U.S. status (which may be done by providing a properly executed IRS Form W-8BEN). Exempt holders (including corporations) are not subject to these backup withholding requirements provided that they properly demonstrate their eligibility for exemption. Backup withholding is not an additional tax. Any amount paid as backup withholding generally would be allowed as a credit against the holder’s federal income tax liability and may entitle the holder to a refund, provided the required information is furnished to the IRS.
LEGAL MATTERS
     Gene Capello, Pfizer’s Assistant General Counsel and Assistant Secretary, will pass upon the validity of the Pfizer Guarantee.
EXPERTS
     The audited historical financial statements of Wyeth included in Exhibit 99.1 of Pfizer’s Current Report on Form 8-K dated March 13, 2009 for the year ended December 31, 2008 have been incorporated by reference herein in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
     The consolidated financial statements of Pfizer as of December 31, 2008 and 2007, and for each of the years in the three-year period ended December 31, 2008, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2008, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
     Pfizer files and Wyeth has filed annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information on file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC filings are also available to the public from commercial document retrieval services and are available at the Internet website maintained by the SEC at http://www.sec.gov. These reports and other information filed by Pfizer with the SEC are also available free of charge at Pfizer’s website at www.pfizer.com. These reports and other information filed by Wyeth with the SEC are also available free of charge at Wyeth’s website at www.wyeth.com.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
     THIS CONSENT SOLICITATION/PROSPECTUS SUPPLEMENT INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED IN OR DELIVERED WITH THIS CONSENT SOLICITATION/PROSPECTUS SUPPLEMENT. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS CONSENT SOLICITATION/PROSPECTUS SUPPLEMENT AND IN THE DOCUMENTS THAT WE HAVE INCORPORATED BY REFERENCE INTO THIS CONSENT SOLICITATION/PROSPECTUS SUPPLEMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM OR IN ADDITION TO THE INFORMATION CONTAINED IN THESE DOCUMENTS AND INCORPORATED BY REFERENCE INTO THIS CONSENT SOLICITATION/PROSPECTUS SUPPLEMENT.
     We incorporate information into this Consent Solicitation/Prospectus Supplement and the accompanying Base Prospectus by reference, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Consent Solicitation/Prospectus Supplement and the accompanying Base Prospectus, except to the extent superseded by information contained herein or by information contained in documents filed with the SEC after the date of this Consent Solicitation/Prospectus Supplement. This Consent Solicitation/Prospectus Supplement and the accompanying Base Prospectus incorporates by reference the documents set forth below that have been previously filed with the SEC. These documents contain important information about Pfizer and the financial condition of Pfizer.
     Pfizer SEC Filings (SEC File No. 001-3619; CIK No. 0000078003)
•	Pfizer’s Annual Report on Form 10-K for the year ended December 31, 2008;

•	Pfizer’s Quarterly Report on Form 10-Q for the quarter ended March 29, 2009;

•	Pfizer’s Quarterly Report on Form 10-Q for the quarter ended June 28, 2009;

•	Pfizer’s Definitive Proxy Statement on Schedule 14A filed on March 13, 2009; and

•	Pfizer’s Current Reports on Form 8-K filed January 14, 2009, January 26, 2009 (two such reports were filed on that date), January 29, 2009, February 20, 2009, March 12, 2009, March 13, 2009, April 7, 2009, April 27, 2009, April 28, 2009, June 3, 2009, July 17, 2009, July 22, 2009, September 2, 2009, September 25, 2009 and October 15, 2009.
     We also incorporate by reference into this Consent Solicitation/Prospectus Supplement and the accompanying Base Prospectus additional documents that Pfizer may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 from the date of this Consent Solicitation/Prospectus Supplement to the end of the offering of the Securities. These documents may include Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements. We are not incorporating by reference any information furnished under items 2.02 or 7.01 (or corresponding information furnished under item 9.01 or included as an exhibit) in any past or future Current Report on Form 8-K that we may file with the SEC, unless otherwise specified in such Current Report.
     You may obtain copies of any of these filings through Pfizer as described below, through the SEC or through the SEC’s Internet website as described above or through Pfizer’s website as described above. Documents incorporated by reference are available without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into this Consent Solicitation/Prospectus Supplement and the accompanying Base Prospectus, by requesting them in writing or by telephone at:

Pfizer Inc.
Corporate Secretary
Pfizer Inc.
235 East 42nd Street
New York, New York 10017
(212) 733 2323
     THE INFORMATION CONTAINED IN PFIZER’S WEBSITE IS NOT INCORPORATED BY REFERENCE AND DOES NOT CONSTITUTE A PART OF THIS CONSENT SOLICITATION/PROSPECTUS SUPPLEMENT.

ANNEX A
PROPOSED AMENDMENTS TO THE INDENTURE
     I. The following provisions of the Indenture would be amended as follows (capitalized terms used but not defined herein have the meanings given to them in the Indenture, as amended by the proposed amendments; amended provisions shown in strikethrough and underlined text):
     A. Section 3.5 (Written Statement to Trustee)
     The Issuer will deliver to the Trustee annually, ~~commencing March 31, 1993,~~on or before June 1 of each calendar year a certificate of its principal executive officer, principal financial officer or principal accounting officer, stating whether or not to the best knowledge of the signer thereof the Issuer is in compliance (without regard to periods of grace or notice requirements) with all conditions and covenants under this Indenture, and if the Issuer shall not be in compliance, specifying such non-compliance and the nature and status thereof of which such signer may have knowledge.
     B. Section 3.6 (Limitation of Liens)
     The following provisions shall apply to the Securities of each series unless specifically otherwise provided in a Board Resolution, Officer’s Certificate or indenture supplemental hereto provided pursuant to Section 2.3.
          (a) The Issuer will not create or assume, and will not permit any Restricted Subsidiary to create or assume, any mortgage, pledge, security interest or lien (any such mortgage, pledge, security interest or lien being hereinafter in this Article Three referred to as a “mortgage” or “mortgages”) of or upon any Principal Property or shares of capital stock or indebtedness of any Restricted Subsidiary, whether owned at the date of this Indenture or thereafter acquired, without making effective provision, and the Issuer in such case will make or cause to be made effective provision, whereby the Securities of such series (together with, if the Issuer shall so determine, any other indebtedness or liability issued, assumed or guaranteed by the Issuer or such Restricted Subsidiary, whether then existing or thereafter created) shall be secured by such a mortgage equally and ratably with any and all other indebtedness or obligations thereby secured, so long as such indebtedness or obligations shall be so secured; provided, however, that the foregoing shall not apply to any of the following:
          (1) mortgages on any Principal Property, shares of stock or indebtedness of any corporation existing at the time such corporation becomes a Restricted Subsidiary;
          (2) mortgages on any Principal Property acquired, constructed or improved by the Issuer or any Restricted Subsidiary after the date of this Indenture which are created or assumed contemporaneously with such acquisition, construction or improvement or within 120 days after the latest of the acquisition, completion of construction (including any improvement on an existing property) or commencement of commercial operation of such property, to secure or provide for the payment of all or any substantial part of the purchase price of such property or the cost of such construction or improvement incurred after the date of this Indenture, or, in addition to mortgages contemplated by clause (3) below, mortgages on any Principal Property existing at the time of acquisition thereof; provided, however, that in the case of any such acquisition, construction or improvement the mortgage shall not apply to any property theretofore owned by the Issuer or any Restricted Subsidiary, other than, in the case of any such construction or improvement, any theretofore unimproved or substantially unimproved real property on which the property so constructed, or the improvement, is located;
          (3) mortgages on any Principal Property or shares of stock or indebtedness acquired from a corporation which is merged with or into the Issuer or a Restricted Subsidiary;
          (4) mortgages on any Principal Property to secure indebtedness of a Restricted Subsidiary to the Issuer or to another Restricted Subsidiary;
          (5) mortgages on any Principal Property in favor of the United States of America or any State thereof or The Commonwealth of Puerto Rico, or any department, agency or instrumentality or political subdivision of the

United States of America or any State thereof or The Commonwealth of Puerto Rico, to secure partial, progress, advance or other payments, or other obligations pursuant to any contract or statute or to secure any indebtedness or obligations incurred for the purpose of financing all or any part of the cost of acquiring, constructing or improving the Principal Property subject to such mortgages (including mortgages incurred in connection with pollution control, industrial revenue, Title XI maritime financings or similar financings);
          (6) mortgages existing on the date hereof; and
          (7) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any mortgage referred to in the foregoing clauses (1) to (6), inclusive; provided, however, that the principal amount of indebtedness secured thereby shall not be in excess of the principal amount of indebtedness so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement shall be limited to all or a part of the property which secured the mortgage so extended, renewed or replaced (plus improvements on such property).
          (b) The Issuer will not, nor will it permit any Restricted Subsidiary to, merge or consolidate with or into another corporation, or sell all or substantially all of its assets to another corporation for a consideration other than the fair value thereof in cash, if such other corporation has outstanding obligations secured by a mortgage which, after such merger, consolidation or sale, would extend to any Principal Property owned by the Issuer or such Restricted Subsidiary immediately prior to such merger, consolidation or sale unless prior to such merger, consolidation or sale the Issuer or such Restricted Subsidiary shall have effectively provided that the Securities then outstanding (together with, if the Issuer or such Restricted Subsidiary shall so determine, any other indebtedness or liability issued, assumed or guaranteed by the Issuer or such Restricted Subsidiary, whether then existing or thereafter created) shall be secured by a mortgage, the lien of which, upon completion of said merger, consolidation or sale, will rank prior to the lien of such mortgage of such other corporation on any Principal Property owned by the Issuer or such Restricted Subsidiary immediately prior to such merger, consolidation or sale, which, upon completion of such merger, consolidation or sale, will be subjected to the lien of such mortgage of such other corporation.
          (c) Notwithstanding the provisions of paragraph (a) of this Section 3.6, the Issuer or any Restricted Subsidiary may create or assume mortgages in addition to those permitted by paragraph (a) of this Section 3.6, and renew, extend or replace such mortgages, provided that at the time of such creation, assumption, renewal or replacement, and after giving effect thereto, Exempted Debt does not exceed 10% of the Issuer’s Consolidated Net Tangible Assets.
          (d) Notwithstanding the provisions of paragraphs (a), (b) and (c) of this Section 3.6, from and after the earlier of (i) March 8, 2010, (ii) the termination of the 364-Day Revolving Credit Loan Agreement, dated as of March 9, 2009 among Pfizer Inc. (“Pfizer”), the lenders party thereto from time to time and Citibank, N.A. as administrative agent (the “Pfizer Revolving Credit Facility”) and (iii) an amendment to the Pfizer Revolving Credit Facility that would permit the effectiveness of the following provision, paragraphs (a), (b) and (c) of this Section 3.6 shall be null and void and the following provision shall become effective:
               (i) Pfizer shall not, and shall not permit any General Subsidiary of Pfizer to, create, assume or suffer to exist any Lien (an “Initial Lien”), other than Permitted Liens, on any Restricted Property to secure any Debt of Pfizer or any General Subsidiary of Pfizer unless it has made or will make effective provision whereby the Securities and the Pfizer Guarantee of any series issued pursuant to the Indenture and having the benefit of this covenant, will be secured by such Lien equally and ratably with (or prior to) all other Debt secured by such Lien; provided that such Lien will be automatically released and discharged upon the release and discharge of the applicable Initial Lien.
     C. Section 3.7 (Limitation on Sale and Leaseback)
     The following provisions shall apply to the Securities of each series unless specifically otherwise provided in a Board Resolution, Officer’s Certificate or indenture supplemental hereto provided pursuant to Section 2.3.
          (a) The Issuer will not, nor will it permit any Restricted Subsidiary to, enter into any arrangement with any person (other than the Issuer or any Restricted Subsidiary) providing for the leasing by the Issuer or a

Restricted Subsidiary of any Principal Property (except for temporary leases for a term of not more than three years), which property has been or is to be sold or transferred by the Issuer or such Restricted Subsidiary to such person (herein referred to as a “Sale and Leaseback Transaction”), unless either (1) the Issuer or such Restricted Subsidiary would be entitled to incur indebtedness secured by a mortgage on the Principal Property to be leased equal in amount to the Attributable Debt with respect to such Sale and Leaseback Transaction, without equally and ratably securing the Securities of such series, pursuant to the provisions of Section 3.6(a) or (2) the proceeds of such sale or transfer are at least equal to the fair value (as determined by the Board of Directors) of such property and the Issuer shall, and in any such case the Issuer covenants that it will, apply an amount equal to the fair value (as determined by the Board of Directors) of the property so leased to the purchase of Principal Property or to the retirement (other than any mandatory retirement), within 120 days of the effective date of any such Sale and Leaseback Transaction, of Long-Term Indebtedness, to the extent the redemption thereof is not prohibited by the terms of such Long-Term Indebtedness, or any other indebtedness for borrowed money incurred or assumed by the Issuer which by its terms matures at, or is extendible or renewable at the option of the obligor to, a date more than 12 months after the date of the creation of such debt; provided that, in lieu of applying all or any part of such proceeds to such retirement, the Issuer may deliver Securities to the Trustee for cancellation, the Securities so delivered to be credited at the cost thereof to the Issuer as certified to the Trustee by an Officer’s Certificate, which need not comply with Section 11.5, at the time of such delivery to the Trustee.
          (b) Notwithstanding the provisions of paragraph (a) of this Section 3.7, the Issuer or any Restricted Subsidiary may enter into a Sale and Leaseback Transaction in addition to those permitted by paragraph (a) of this Section 3.7 and without any obligation to retire any Securities or other indebtedness referred to in paragraph (a) of this Section 3.7, provided that at the time of entering into such Sale and Leaseback Transaction and after giving effect thereto, Attributable Debt resulting from such Sale and Leaseback Transaction, together with all other Exempted Debt, does not exceed 10% of the Issuer’s Consolidated Net Tangible Assets.
          (c) Notwithstanding the provisions of paragraphs (a) and (b) of this Section 3.7, from and after the earlier of (i) March 8, 2010, (ii) the termination of the Pfizer Revolving Credit Facility and (iii) an amendment to the Pfizer Revolving Credit Facility that would permit the effectiveness of the following provision, paragraphs (a) and (b) of this Section 3.7 shall be null and void and the following provision shall become effective:
               (i) Pfizer shall not, and shall not permit any General Subsidiary of Pfizer to, enter into any Pfizer Sale and Leaseback Transaction covering any Restricted Property unless:
                    (1) pursuant to Section 3.6 herein, Pfizer would be entitled to incur Debt secured by a Lien on such Restricted Property in a principal amount equal to the Value of such Pfizer Sale and Leaseback Transaction without equally and ratably securing the Securities of any series issued pursuant to the Indenture and having the benefit of this covenant; or
                    (2) Pfizer or any General Subsidiary of Pfizer, during the six months following the effective date of the Pfizer Sale and Leaseback Transaction, applies an amount equal to the Value of such Pfizer Sale and Leaseback Transaction to the voluntary retirement of long-term Debt of Pfizer or any General Subsidiary of Pfizer or to the acquisition of one or more Restricted Properties.
     D. Section 3.8 (Luxembourg Publications)
     [RESERVED]
     ~~Section 3.8 Luxembourg Publications. In the event of the publication of any notice pursuant to Section 5.11, 6.10(a), 6.11, 6.13, 8.2, 10.4, 12.2 or 12.5, the party making such publication in the Borough of Manhattan, The City of New York and London shall also, to the extent that notice is required to be given to Holders of Securities of any series by applicable Luxembourg law or stock exchange regulation, as evidenced by an Officer’s Certificate delivered to such party, make a similar publication in Luxembourg.~~

     E. Section 4.2 (Reports by the Issuer.)
     Section 4.2. Reports by ~~the Issuer~~ Pfizer. Pfizer or its successor shall file with the Trustee, within 15 days after ~~the Issuer~~ Pfizer or its successor is required to file the same with the Commission, copies of the annual reports and of the information, documents and other reports that ~~the Issuer~~ Pfizer or its successor may be required to file with the Commission pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 or pursuant to Section 314 of the Trust Indenture Act of 1939.
     F. Section 5.1(a) (Event of Default Defined; Acceleration of Maturity; Waiver of Default.)
     Section 5.1 Event of Default Defined; Acceleration of Maturity; Waiver of Default. “Event of Default” with respect to Securities of any series wherever used herein, means each one of the following events which shall have occurred and be continuing (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):
     (a) default in the payment of any installment of interest upon any of the Securities of such series as and when the same shall become due and payable, and continuance of such default for a period of ~~30~~sixty (60) days; or
     G. Section 9.1 (Issuer May Consolidate, etc., on Certain Terms.)
     Section 9.1. Issuer May Consolidate, etc., on Certain Terms.
     ~~(a) Subject to the provisions of subsection (b) of Section 3.6, nothing contained in this Indenture or in any of the Securities shall prevent any consolidation or merger of the Issuer with or into any other corporation or corporations (whether or not affiliated with the Issuer), or successive consolidations or mergers in which the Issuer or its successor or successors shall be a party or parties, or shall prevent any sale or conveyance of all or substantially all the property of the Issuer to any other corporation (whether or not affiliated with the Issuer) authorized to acquire and operate the same; provided, however, that immediately after giving effect to such transaction, no Event of Default with respect to any series of Securities and no event which, after notice or lapse of time or both, would become an Event of Default with respect to any series of Securities shall have occurred and be continuing; and provided, further, that upon any such consolidation, merger, sale or conveyance, other than a consolidation or merger in which the Issuer is the continuing corporation, the due and punctual payment of the principal of and interest on all of the Securities and Coupons, according to their tenor, and the due and punctual performance and observance of all of the covenants and conditions of this Indenture to be performed by the Issuer, shall be expressly assumed, by supplemental indenture satisfactory in form to the Trustee, executed and delivered to the Trustee by the corporation (if other than the Issuer) formed by such consolidation, or into which the Issuer shall have been merged, or by the corporation which shall have acquired such property, and provided, further, that such corporation shall be incorporated under the laws of the United States of America or a State of the United States of America.~~
     (a) Notwithstanding anything to the contrary set forth in this Indenture, from and after the receipt by the Trustee of an unconditional and irrevocable guarantee of the prompt payment, when due, of any amount owed to the holders of the Securities under this Indenture and any other amounts due pursuant to this Indenture by Pfizer or any of its successors, nothing in this Indenture or in any of the Securities or any supplemental indenture shall be deemed to prohibit or in any way limit any transaction (or conversion of legal status to a limited liability company) involving the Issuer, including without limitation any consolidation, merger, sale or conveyance. At any time, Pfizer or any of its successors, may succeed to and be substituted for the Issuer by supplemental indenture, with the same effect as if it had been named herein as the Issuer, and the predecessor Issuer shall thereupon be released from all obligations under the Indenture and under the Securities.
     (b) Nothing contained in this Indenture shall prevent any consolidation or merger of Pfizer with or into any other Person (whether or not affiliated with Pfizer), or successive consolidations or mergers in which Pfizer or its successor shall be a party or parties, or shall prevent any conveyance or transfer of the properties and assets of Pfizer as an entirety or substantially as an entirety to any other Person (whether or not affiliated with Pfizer) lawfully entitled to acquire the same; provided, however, Pfizer covenants and agrees that upon any such consolidation, merger, conveyance or transfer, the due and punctual performance and observance of all of the covenants and conditions of the Pfizer Guarantee to be performed by Pfizer or any obligations of Pfizer under this Indenture, shall be expressly assumed by supplemental indenture, in form reasonably satisfactory to the Trustee, executed and delivered to the Trustee by the Person (if other than Pfizer) formed by such consolidation, or into which Pfizer shall have been merged, or by the Person which shall have acquired such properties and assets.
     II. The following definitions would be added to Section 1.1 (Certain Terms Defined) (capitalized terms used but not defined herein have the meanings given to them in the Indenture):
          “Consolidated Net Tangible Assets” means the total amount of assets (less applicable reserves and other properly deductible items) after deducting (1) all current liabilities (excluding the amount of those which are by their terms extendable or renewable at the option of the obligor to a date more than 12 months after the date as of which the amount is being determined) and (2) all goodwill, tradenames, trademarks, patents, unamortized debt discount and expense and other like intangible assets, all as set forth on the most recent balance sheet of Pfizer and its consolidated subsidiaries and determined in accordance with generally accepted accounting principles.
          “Debt” of any Person means (a) all obligations of such Person for borrowed money, or evidenced by bonds, debentures, notes or other similar instruments (other than any such obligations to the extent that (i) the liability of such Person is limited solely to the property or asset financed by such obligations or (ii) such obligations result from the requirement to return collateral posted to such Person by a counterparty pursuant to one or more hedging contracts or other similar risk management contracts) and (b) all Debt of others guaranteed by such Person.
          “Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interests.
          “General Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other business entity of which at least a majority of the outstanding shares of Voting Stock is at the time directly or indirectly owned or controlled by such Person or one or more of the Subsidiaries of such Person.
          “Manufacturing Facility” means property, plant and equipment used for actual manufacturing and for activities directly related to manufacturing such as quality assurance, engineering, maintenance, staging areas for work in process administration, employees, eating and comfort facilities and manufacturing administration, and excludes sales offices, research facilities and facilities used only for warehousing, distribution or general administration.
          “Permitted Liens” means:
          (a) Pfizer Liens existing on the date hereof or Pfizer Liens existing on Manufacturing Facilities of any Person at the time it becomes a General Subsidiary of Pfizer;
          (b) Pfizer Liens existing on Manufacturing Facilities when acquired, or incurred to finance the purchase price, construction or improvement thereof;
          (c) any Pfizer Lien arising by reason of deposits with, or the giving of any form of security to, any governmental agency or any body created or approved by law or governmental regulation;
          (d) Pfizer Liens securing Debt of a General Subsidiary of Pfizer owed to Pfizer or another General Subsidiary of Pfizer;
          (e) extensions, renewals or replacements in whole or part of any Pfizer Lien referred to in clauses (a) through (d); and
          (f) Pfizer Liens on any Restricted Property not described in clauses (a) through (e) above securing Debt that, together with (i) the aggregate amount of all other outstanding Debt secured by all other Pfizer Liens on Restricted Property not described in clauses (a) through (e) above and (ii) the aggregate amount of Value in respect of all Pfizer Sale and Leaseback Transactions that would otherwise be prohibited by Section 3.6 hereof, do not exceed 15% of Consolidated Net Tangible Assets measured as of the end of the most recent quarter for which financial statements are available.
          “Pfizer Lien” means, with respect to any property of any Person, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement (other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property.
          “Pfizer Sale and Leaseback Transaction” means any direct or indirect arrangement relating to property now owned or hereafter acquired whereby Pfizer or a General Subsidiary of Pfizer transfers such property to another Person and Pfizer or a General Subsidiary of Pfizer leases or rents it from such Person (other than (1) leases between Pfizer and a General Subsidiary of Pfizer or between General Subsidiaries and (2) temporary leases for a term, including renewals at the option of the lessee, of not more than three years).
          “Restricted Property” means:
          (a) any Manufacturing Facility (or portion thereof) owned or leased by Pfizer or any General Subsidiary of Pfizer and located within the continental United States that, in the good faith opinion of Pfizer’s Board of Directors (or a committee thereof), is of material importance to Pfizer’s business taken as a whole, but no such Manufacturing Facility (or portion thereof) shall be deemed of material importance if its gross book value of property, plant and equipment (before deducting accumulated depreciation) is less than 2% of Consolidated Net Tangible Assets measured as of the end of the most recent quarter for which financial statements are available, or
          (b) any Equity Interests of any General Subsidiary of Pfizer owning a Manufacturing Facility (or a portion thereof) covered by clause (a).
          “Value” means, with respect to a Pfizer Sale and Leaseback Transaction, an amount equal to the present value of the lease payments with respect to the term of the lease remaining on the date as of which the amount is being determined, without regard to any renewal or extension options contained in the lease, discounted at the weighted average interest rate of all series of Securities issued pursuant to the Indenture and having the benefit of the covenants set forth in Sections 3. 6 and 3.7 herein (including the effective interest rate of any original issue discount Securities) which are outstanding on the date of such Pfizer Sale and Leaseback Transaction.
          “Voting Stock” means Equity Interests of any Person having ordinary power to vote in the election of members of the board of directors, managers, trustees or other controlling Persons, of such Person (irrespective of whether, at the time, Equity Interests of any other class or classes of such entity shall have or might have voting power by reason of the happening of a contingency).

ANNEX B
FORM OF GUARANTEE OF PFIZER INC.
     GUARANTEE, dated as of [•], 2009, by Pfizer Inc., a Delaware corporation (the “Guarantor”), in respect of Wyeth, a Delaware corporation (together with its permitted assigns, “Wyeth”).
     1. Guarantee. With respect to the 6.700% Notes due 2011; 5.250% Notes due 2013; 5.500% Notes due 2014; 5.500% Notes due 2016; 5.450% Notes due 2017; 7.250% Notes due 2023; 6.450% Notes due 2024; 6.500% Notes due 2034; 6.000% Notes due 2036; and 5.950% Notes due 2037 (collectively called the “Notes”), all issued by Wyeth pursuant to an indenture dated April 10, 1992 (the “Indenture”), by and among Wyeth, as successor to American Home Products Corporation and The Bank of New York Mellon, as successor to Manufacturers Hanover Trust Company, Trustee (“Trustee”), the Guarantor unconditionally and irrevocably guarantees the prompt payment, when due, of any amount owed to the holders of the Notes under the Indenture and any other amounts due pursuant to the Indenture (the “Obligations”).
     2. Nature of Guarantee. The Guarantor’s obligations hereunder shall not be affected by any circumstance relating to the Obligations that might otherwise constitute a legal or equitable discharge of or defense to the Guarantor. The Guarantor agrees that Trustee or the holders of the Notes may resort to the Guarantor for payment of any of the Obligations whether or not Trustee or the holders of the Notes shall have first proceeded against Wyeth or any other obligor principally or secondarily obligated with respect to the Obligations. Trustee or the holders of the Notes shall not be obligated to file any claim relating to the Obligations in the event that Wyeth becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of Trustee or the holders of the Notes to so file shall not affect the Guarantor’s obligations hereunder. In the event that any payment to Trustee or the holders of the Notes in respect of the Obligations is rescinded or must otherwise be returned for any reason whatsoever, the Guarantor shall remain liable hereunder with respect to such Obligations as if such payment had not been made.
     3. Changes in Obligations, and Agreements Relating thereto; Waiver of Certain Notices. The Guarantor agrees that Trustee or the holders of the Notes may at any time and from time to time, either before or after the maturity thereof, without notice to or further consent of the Guarantor, extend the time of payment of, or renew all or any part of the Obligations, and may also make any agreement with Wyeth for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms thereof or of any agreement between Trustee or the holders of the Notes and Wyeth, without in any way impairing or affecting this Guarantee. The Guarantor waives notice of the acceptance of this Guarantee and of the Obligations, presentment, demand for payment, notice of dishonor and protest.
     4. Expenses. The Guarantor agrees to pay on demand all reasonable fees and out-of-pocket expenses (including the reasonable fees and expenses of one firm of counsel representing Trustee or the holders of the Notes) in any way relating to the enforcement or protection of the rights of Trustee or the holders of the Notes hereunder, provided that the Guarantor shall not be liable for any expenses of Trustee or the holders of the Notes if no payment under this Guarantee is due.
     5. Subrogation. Upon payment of the Obligations to Trustee or the holders of the Notes in full, the Guarantor shall be subrogated to the rights of Trustee or the holders of the Notes against Wyeth with respect to the Obligations, and Trustee or the holders of the Notes agrees to take at the Guarantor’s expense such steps as the Guarantor may reasonably request to implement such subrogation.
     6. No Waiver; Cumulative Rights. No failure on the part of Trustee or the holders of the Notes to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by Trustee or the holders of the Notes of any right, remedy or power hereunder preclude any other or further exercise of any right, remedy or power. Each and every right, remedy and power hereby granted to Trustee and the holders of the Notes or allowed it or them by law or in equity or other agreement shall be cumulative and not exclusive of any other, and may be exercised by Trustee or the holders of the Notes at any time or from time to time.

B-1

     7. Assignment. Nothing contained in this Guarantee shall prevent any consolidation or merger of Guarantor with or into any other Person (whether or not affiliated with the Guarantor), or successive consolidations or mergers in which Guarantor or its successor shall be a party or parties, or shall prevent any conveyance or transfer of the properties and assets of Guarantor as an entirety or substantially as an entirety to any other Person (whether or not affiliated with Guarantor) lawfully entitled to acquire the same; provided, however, that upon any such consolidation, merger, conveyance or transfer, the due and punctual performance and observance of all of the covenants and conditions of the Guarantee to be performed by Guarantor, shall be expressly assumed, in form reasonably satisfactory to the Trustee, executed and delivered to the Trustee by the Person (if other than the Guarantor) formed by such consolidation, or into which Guarantor shall have been merged, or by the Person which shall have acquired such properties and assets.
     8. Notices. All notices to or demands on the Guarantor shall be deemed effective when received, shall be in writing and shall be delivered by hand or by registered mail (or similar type mail), or by facsimile transmission promptly confirmed by registered mail (or similar type mail), addressed to the Guarantor at:
Pfizer Inc.
Director of Treasury Planning
235 East 42nd Street
New York, New York 10017-5755
Tel: (212) 573-3930
Fax: (212) 573-1133
     or to such other address or fax number as the Guarantor shall have notified Trustee in a written notice delivered to Trustee at the address or facsimile number specified in the indenture.
     9. Continuing Guarantee. This Guarantee shall remain in full force and effect and shall be binding on the Guarantor, its successors and assigns until all of the Obligations have been satisfied in full.
     10. Representations and Warranties. The Guarantor represents and warrants that: (i) this Guarantee has been duly executed and delivered by the Guarantor and constitutes a valid and legally binding obligation of the Guarantor enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to general principles of equity, (ii) no consent or approval of any Person, entity or governmental or regulatory authority, or of any securities exchange or self-regulatory organization, was or is necessary in connection with this Guarantee and (iii) the execution and delivery of this Guarantee by the Guarantor and the performance by the Guarantor of its obligations hereunder do not violate or conflict with any law applicable to it, any provision of its constitutive documents, any order or judgment of any court or other agency of government applicable to it or any of its assets or any contractual provision binding on or affecting it or any of its assets, in any manner that could reasonably be expected to impair its ability to perform its obligations hereunder.
     11. Governing Law. This Guarantee shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws.
     IN WITNESS WHEREOF, this Guarantee has been duly executed and delivered by the Guarantor as of the date first above written.

PFIZER INC.
By:
Name:
Title:

B-2

PROSPECTUS
PFIZER INC.
DEBT SECURITIES
COMMON STOCK
PREFERRED STOCK
WARRANTS
DEPOSITARY SHARES
PURCHASE CONTRACTS
UNITS

     We may from time to time offer to sell debt securities, common stock, preferred stock, warrants, depositary shares, purchase contracts, guarantees or units. Each time we sell securities pursuant to this prospectus, we will provide a supplement to this prospectus that contains specific information about the offering and the specific terms of the securities offered. You should read this prospectus and the applicable prospectus supplements carefully before you invest.
     Our Common Stock is listed on the New York Stock Exchange under the symbol “PFE”.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is March 30, 2007
     If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document, unless the information specifically indicates that another date applies.

i

ABOUT THIS PROSPECTUS
     This prospectus is part of a registration statement we filed with the SEC using a “shelf” registration process. We may sell any combination of the securities described in this prospectus from time to time.
     The types of securities that we may offer and sell from time to time pursuant to this prospectus are:
•	debt securities;

•	common stock;

•	preferred stock;

•	warrants;

•	depositary shares;

•	purchase contracts;

•	guarantees; and

•	units consisting of any of the securities listed above.
     Each time we sell securities pursuant to this prospectus, we will describe in a prospectus supplement, which will be delivered with this prospectus, specific information about the offering and the terms of the particular securities offered. In each prospectus supplement we will include the following information, if applicable:
•	the type and amount of securities that we propose to sell;

•	the initial public offering price of the securities;

•	the names of any underwriters or agents through or to which we will sell the securities;

•	any compensation of those underwriters or agents; and

•	information about any securities exchanges or automated quotations systems on which the securities will be listed or traded.
     In addition, the prospectus supplement may also add, update or change the information contained in this prospectus.
     Wherever references are made in this prospectus to information that will be included in a prospectus supplement, to the extent permitted by applicable law, rules or regulations, we may instead include such information or add, update or change the information contained in this prospectus by means of a post effective amendment to the registration statement of which this prospectus is a part, through filings we make with the SEC that are incorporated by reference into this prospectus or by any other method as may then be permitted under applicable law, rules or regulations.

ii

THE COMPANY
     We are a research based global pharmaceutical company. We discover, develop, manufacture and market leading prescription medicines for humans and animals.
     We operate in one business segment, pharmaceuticals, which includes:
•	Prescription pharmaceuticals for treating cardiovascular diseases, infectious diseases, central nervous system disorders, diabetes, urogenital conditions, allergies, arthritis and other disorders;

•	Products for food animals and companion animals; and

•	The manufacture of empty gelatin capsules.
     All references to us in this prospectus include Pfizer Inc. and its subsidiaries, unless the context clearly indicates otherwise.
     Our principal executive offices are located at 235 East 42nd Street, New York, NY 10017 and our telephone number is (212) 573 2323.
RATIO OF EARNINGS TO FIXED CHARGES
     Our consolidated ratio of earnings to fixed charges for each of the fiscal years ended December 31, 2002 through 2006 is set forth below. For the purpose of computing these ratios, “earnings” consists of income from continuing operations before provision for taxes on income, minority interests and cumulative effect of a change in accounting principle less minority interests adjusted for fixed charges, excluding capitalized interest. “Fixed charges” consists of interest expense (which includes amortization of debt discount and expenses) capitalized interest and one third of rental expense which we believe to be a conservative estimate of an interest factor in our leases. It is not practicable to calculate the interest factor in a material portion of our leases. The ratio was calculated by dividing the sum of the fixed charges into the sum of the earnings from continuing operations before taxes and fixed charges.

	Year Ended December 31,
	2006	2005	2004	2003	2002
Ratio of earnings to fixed charges	20.4	17.9	26.9	7.0	33.5
USE OF PROCEEDS
     Unless the applicable prospectus supplement indicates otherwise, we intend to use net proceeds from the sale of the debt securities for general corporate purposes, including the refinancing of existing debt. We may temporarily invest funds that are not immediately needed for these purposes in short term marketable securities.
DESCRIPTION OF DEBT SECURITIES
     The debt securities covered by this prospectus will be our direct unsecured obligations. The debt securities will be issued in one or more series under an indenture dated as of January 30, 2001, between us and The Bank of New York Trust Company, N.A., as successor to JPMorgan Chase Bank (formerly The Chase Manhattan Bank), as trustee.
     This prospectus briefly outlines some of the indenture provisions. The indenture has been filed as an exhibit to the registration statement and you should read the indenture carefully for provisions that may be important to you.
     We may issue the debt securities as original issue discount securities, which will be offered and sold at a substantial discount below their stated principal amount. A prospectus supplement relating to original issue discount securities will describe Federal income tax consequences and other special considerations applicable to them. The debt securities may also be issued as indexed securities or securities denominated in foreign currencies or currency units, as described in more detail in a prospectus supplement relating to any of these types of debt securities. A prospectus supplement relating to indexed debt securities or foreign currency debt securities will also describe any additional tax consequences or other special considerations applicable to these types of debt securities.
     In addition, the material specific financial, legal and other terms particular to debt securities of each series will be described in the prospectus supplement relating to the debt securities of that series.
General
     The debt securities will rank equally with all of our other unsecured and unsubordinated debt. The indenture does not limit the amount of debt we may issue under the indenture or otherwise. We may issue the debt securities in one or more series with the same or various maturities, at par or a premium or with original issue discount. We may reopen a previous issue of debt securities and issue additional debt securities of the series.
     The prospectus supplement relating to any debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:
•	the title and type of the debt securities;

•	the total principal amount of the debt securities;

•	the percentage of the principal amount at which the debt securities will be issued and any payments due if the maturity of the debt securities is accelerated;

•	the date or dates on which the principal of the debt securities will be payable;

•	whether the debt securities will be denominated in, and whether the principal of and any premium and any interest on the debt securities will be payable in, U.S. dollars or any foreign currency or foreign currency units;

•	the interest rate or rates, if any, which the debt securities will bear, the date or dates from which any interest will accrue, the interest payment dates for the debt securities and the regular record date for any interest payable on any interest payment date;

•	any index or other special method we will use to determine the amount of principal or any premium or interest we will pay on the debt securities of the series;

•	any optional or mandatory redemption periods;

•	any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities;

•	whether the debt securities are to be issued in individual certificates to each holder or in the form of global securities held by a depositary on behalf of holders;

•	any addition to, or modification or deletion of, any event of default or any covenant specified in the indenture;

•	any special tax implications of the debt securities, including provisions for original issue discount securities, if offered;

•	any terms upon which the debt securities may be convertible into or exchanged for other debt securities or indebtedness or other securities of any other issuer or obligor; and

•	any other specific terms of the debt securities.

     The prospectus supplement relating to the debt securities of the series will be attached to the front of this prospectus.
     We may issue debt securities other than the debt securities described in this prospectus. There is no requirement that any other debt securities that we issue be issued under the indenture. Thus, any other debt securities that we issue may be issued under other indentures or documentation, containing provisions different from those included in the indenture or applicable to one or more issues of the debt securities described in this prospectus.
Consolidation, Merger or Sale
     We have agreed not to consolidate with or merge into any other corporation or convey or transfer or lease substantially all of our properties and assets to any person, unless:
     (a) the successor corporation expressly assumes by a supplemental indenture the due and punctual payment of the principal of and any premium or any interest on all the debt securities and the performance of every covenant in the indenture that we would otherwise have to perform as if it were an original party to the indenture; and
     (b) we deliver to the trustee an officer’s certificate and an opinion of counsel, each stating that the consolidation, merger, conveyance or transfer and the supplemental indenture comply with these provisions.
     The successor corporation will assume all our obligations under the indenture as if it were an original party to the indenture. After assuming such obligations, the successor corporation will have all our rights and powers under the indenture.
Modification of Indenture
     Under the indenture our rights and obligations and the rights of the holders may be modified if the holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected by the modification consent to it. No modification of the maturity date or principal or interest payment terms, no modification of the currency for payment, no impairment of the right to sue for the enforcement of payment at the maturity of the debt security, no modification of any conversion rights and no modification reducing the percentage required for modifications or modifying the foregoing requirements or redoing the percentage required to waive certain specified covenants, is effective against any holder without its consent.
Events of Default
     When we use the term “Event of Default” in the indenture, here are some examples of what we mean.
     An Event of Default occurs if:
•	we fail to make the principal or any premium payment on any debt security when due;

•	we fail to make any sinking fund payment for 60 days after payment was due;

•	we fail to pay interest on any debt security for 60 days after payment was due;

•	we fail to perform any other covenant in the indenture and this failure continues for 90 days after we receive written notice of it; or

•	we or a court take certain actions relating to the bankruptcy, insolvency or reorganization of our company.
     The supplemental indenture or the form of security for a particular series of debt securities may include additional Events of Default or changes to the Events of Default described above. The Events of Default applicable to a particular series of debt securities will be discussed in the prospectus supplement relating to such series. A default under our other indebtedness will not be a default under the indenture for the debt securities covered by this prospectus, and a default under one series of debt securities will not necessarily be a default under another series.

     The trustee may withhold notice to the holders of debt securities of any default (except for defaults that involve our failure to pay principal or interest) if it considers such withholding of notice to be in the best interests of the holders.
     If an Event of Default with respect to outstanding debt securities of any series occurs and is continuing, then the trustee or the holders of at least 33% in principal amount of outstanding debt securities of that series may declare, in a written notice, the principal amount (or specified amount) plus accrued and unpaid interest on all debt securities of that series to be immediately due and payable. At any time after a declaration of acceleration with respect to debt securities of any series has been made, the holders of a majority in principal amount of the outstanding debt securities may rescind and annul the acceleration if:
•	the holders act before the trustee has obtained a judgment or decree for payment of the money due;

•	we have paid or deposited with the trustee a sum sufficient to pay overdue interest and overdue principal other than the accelerated interest and principal; and

•	we have cured or the holders have waived all Events of Default, other than the non payment of accelerated principal and interest with respect to debt securities of that series, as provided in the indenture.
     We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of the discount securities upon the occurrence of an Event of Default.
     If a default in the performance or breach of the indenture shall have occurred and be continuing, the holders of not less than a majority in principal amount of the outstanding securities of all series, by notice to the trustee, may waive any past Event of Default or its consequences under the indenture. However, an Event of Default cannot be waived with respect to any series of securities in the following two circumstances:
•	a failure to pay the principal of, and premium, if any, or interest on any security or in the payment of any sinking fund installment; or

•	a covenant or provision that cannot be modified or amended without the consent of each holder of outstanding securities of that series.
     Other than its duties in case of a default, the trustee is not obligated to exercise any of its rights or powers under the indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable indemnity. If they provide this reasonable indemnity, the holders of a majority in principal amount outstanding of any series of debt securities may, subject to certain limitations, direct the time, method and place of conducting any proceeding or any remedy available to the trustee, or exercising any power conferred upon the trustee, for any series of debt securities.
     We are required to deliver to the trustee an annual statement as to our fulfillment of all of our obligations under the indenture.
Payment and Transfer
     We will pay principal, interest and any premium on fully registered securities at the place or places designated by us for such purposes. We will make payment to the persons in whose names the debt securities are registered on the close of business on the day or days specified by us. Any other payments will be made as set forth in the applicable prospectus supplement. Holders may transfer or exchange fully registered securities at the corporate trust office of the trustee or at any other office or agency maintained by us for such purposes, without the payment of any service charge except for any tax or governmental charge.
Global Securities
     We may issue the securities in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement. We may issue the global securities in either registered or bearer form in either temporary or permanent form. We will describe the specific terms of the depositary arrangement with respect to a series of securities in the applicable prospectus supplement.
     You may transfer or exchange certificated securities at any office we maintain for this purpose in accordance with the terms of the indenture. We will not charge a service fee for any transfer or exchange of certificated securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge we are required to pay in connection with a transfer or exchange.
     You may effect the transfer of certificated securities and the right to receive the principal, premium and interest on certificated securities only by surrendering the certificate representing those certificated securities and either reissuance by us or the trustee of the certificate to the new holder or the issuance by us or the trustee of a new certificate to the new holder.
     We are not required to:
•	register, transfer or exchange securities of any series during a period beginning at the opening of business 15 days before the day we transmit a notice of redemption of securities of the series selected for redemption and ending at the close of business on the day of the transmission, or

•	to register, transfer or exchange any security so selected for redemption in whole or in part, except the unredeemed portion of any security being redeemed in part.
     The applicable prospectus supplement will describe the specific terms of the depositary arrangement with respect to the applicable securities of that series. We anticipate that the following provisions will apply to all depositary arrangements.
     Once a global security is issued, the depositary will credit on its book entry system the respective principal amounts of the individual securities represented by that global security to the accounts of institutions that have accounts with the depositary. These institutions are known as participants. The underwriters for the securities will designate the accounts to be credited. However, if we have offered or sold the securities either directly or through agents, we or the agents will designate the appropriate accounts to be credited.
     Ownership of beneficial interest in a global security will be limited to participants or persons that may hold beneficial interests through participants. Ownership of beneficial interest in a global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary’s participants or persons that hold through participants. The laws of some states require that certain purchasers of securities take physical delivery of securities. Such limits and such laws may limit the market for beneficial interests in a global security.
     So long as the depositary for a global security, or its nominee, is the registered owner of a global security, the depositary or nominee will be considered the sole owner or holder of the securities represented by the global security for all purposes under the indenture. Except as provided in the applicable prospectus supplement, owners of beneficial interests in a global security:
•	will not be entitled to have securities represented by global securities registered in their names;

•	will not receive or be entitled to receive physical delivery of securities in definitive form; and

•	will not be considered owners or holders of these securities under the indenture.
     Payments of principal, any premium and interest on the individual securities registered in the name of the depositary or its nominee will be made to the depositary or its nominee as the holder of that global security. Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of a global security, or for maintaining, supervising or reviewing any records relating to beneficial ownership interests and each of us and the trustee may act or refrain from acting without liability on any information provided by the depositary.

     We expect that the depositary, after receiving any payment of principal, any premium or interest in respect of a global security, will immediately credit the accounts of the participants with payment in amounts proportionate to their respective holdings in principal amount of beneficial interest in a global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a global security will be governed by standing customer instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participants.
     Debt securities represented by a global security will be exchangeable for debt securities in definitive form of like tenor in authorized denominations only if the depositary notifies us that it is unwilling or unable to continue as the depositary and a successor depositary is not appointed by us within 90 days or we, in our discretion, determine not to require all of the debt securities of a series to be represented by a global security and notify the trustee of our decision.
Defeasance
     When we use the term defeasance, we mean discharge from some or all of our obligations under the indenture. If we deposit with the trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the debt securities of a particular series, then at our option:
•	we will be discharged from our obligations with respect to the debt securities of such series; or

•	we will no longer be under any obligation to comply with certain restrictive covenants under the indenture, and certain Events of Default will no longer apply to us.
     If this happens, the holders of the debt securities of the affected series will not be entitled to the benefits of the indenture except for registration of transfer and exchange of debt securities and replacement of lost, stolen or mutilated debt securities. Such holders may look only to such deposited funds or obligations for payment.
     To exercise our defeasance option, we must deliver to the trustee an opinion of counsel to the effect that the deposit and related defeasance would not cause the holders of the debt securities to recognize income, gain or loss for Federal income tax purposes.
Concerning the Trustee
     The trustee, JPMorgan Chase Bank, has provided banking and investment services to us in the past and may do so in the future as a part of its regular business.
DESCRIPTION OF CAPITAL STOCK
General
     Common Stock
     Under Pfizer’s restated certificate of incorporation (the “certificate of incorporation”), Pfizer is authorized to issue up to 12 billion shares of common stock. The common stock is not redeemable, does not have any conversion rights and is not subject to call. Holders of shares of common stock have no preemptive rights to maintain their percentage of ownership in future offerings or sales of stock of Pfizer. Holders of shares of common stock have one vote per share in all elections of directors and on all other matters submitted to vote of stockholders of Pfizer. The holders of common stock are entitled to receive dividends, if any, as and when declared from time to time by the board of directors of Pfizer out of funds legally available therefore. Upon liquidation, dissolution or winding up of the affairs of Pfizer, the holders of common stock will be entitled to participate equally and ratably, in proportion to the number of shares held, in the net assets of Pfizer available for distribution to holders of common stock. The shares of common stock currently outstanding are fully paid and nonassessable. As of February 20, 2007, there were approximately 7,086,916,026 shares of common stock issued and outstanding.

     Preferred Stock
     Under the certificate of incorporation, Pfizer is authorized to issue up to 27 million shares of preferred stock. The preferred stock my be issued in one or more series, and the board of directors of Pfizer is expressly authorized (i) to fix the descriptions, powers, preferences, rights, qualifications, limitations, and restrictions with respect to any series of preferred stock and (ii) to specify the number of shares of any series of preferred stock. As of February 20, 2007, there were 7,500 shares of preferred stock issued and outstanding.
DESCRIPTION OF OTHER SECURITIES
     We will set forth in the applicable prospectus supplement a description of any warrants, depositary shares, purchase contracts, guarantees or units that may be offered pursuant to this prospectus.
PLAN OF DISTRIBUTION
     We may sell the offered securities
•	through underwriters or dealers;

•	through agents;

•	directly to one or more purchasers; or

•	through a number of direct sales or auctions performed by utilizing the Internet or a bidding or ordering system.
     We may distribute the securities from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices.
Sale Through Underwriters
     If we use underwriters in the sale, such underwriters will acquire the debt securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities of the series offered if any of the securities are purchased. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or re allowed or paid to dealers.
Sale Through Agents
     We may sell offered debt securities through agents designated by us. Unless indicated in the prospectus supplement, the agents have agreed to use their reasonable best efforts to solicit purchases for the period of their appointment.
Direct Sales
     We may also sell offered debt securities directly. In this case, no underwriters or agents would be involved.
Sale Through the Internet
     We may from time to time offer debt securities directly to the public, with or without the involvement of agents, underwriters or dealers, and may utilize the Internet or another electronic bidding or ordering system for the pricing and allocation of such debt securities. Such a system may allow bidders to directly participate, through electronic access to an auction site, by submitting conditional offers to buy that are subject to acceptance by us, and which may directly affect the price or other terms at which such securities are sold.

     Such a bidding or ordering system may present to each bidder, on a real time basis, relevant information to assist you in making a bid, such as the clearing spread at which the offering would be sold, based on the bids submitted, and whether a bidder’s individual bids would be accepted, prorated or rejected. Typically the clearing spread will be indicated as a number of basis points above an index treasury note. Other pricing methods may also be used. Upon completion of such an auction process securities will be allocated based on prices bid, terms of bid or other factors.
     The final offering price at which debt securities would be sold and the allocation of debt securities among bidders, would be based in whole or in part on the results of the Internet bidding process or auction. Many variations of Internet auction or pricing and allocation systems are likely to be developed in the future, and we may utilize such systems in connection with the sale of debt securities. The specific rules of such an auction would be distributed to potential bidders in an applicable prospectus supplement.
     If an offering is made using such bidding or ordering system you should review the auction rules, as described in the prospectus supplement, for a more detailed description of such offering procedures.
General Information
     Underwriters, dealers and agents that participate in the distribution of the offered securities may be underwriters as defined in the Securities Act of 1933, and any discounts or commissions received by them from us and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Securities Act. We will identify any underwriters or agents, and describe their compensation, in a prospectus supplement.
     We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make. Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their businesses.
VALIDITY OF SECURITIES
     Margaret M. Foran, our Senior Vice President Corporate Governance, Associate General Counsel and Corporate Secretary, will pass upon the validity of the securities for us.
EXPERTS
     The consolidated balance sheets of Pfizer Inc. and Subsidiary Companies as of December 31, 2006 and 2005 and the related consolidated statements of income, shareholders’ equity and cash flows for each of the years in the three year period ended December 31, 2006, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent accountants, also incorporated by reference in this prospectus, and upon the authority of said firm as experts in auditing and accounting.
WHERE YOU CAN FIND MORE INFORMATION
     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information on file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C., 20549. Please call the SEC at 1 800 SEC 0330 for further information on the public reference room. The SEC filings are also available to the public from commercial document retrieval services. These filings are also available at the Internet website maintained by the SEC at http://www.sec.gov.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
     THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED IN OR DELIVERED WITH THIS PROSPECTUS. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS AND IN THE DOCUMENTS THAT WE HAVE INCORPORATED BY REFERENCE INTO THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM OR IN ADDITION

TO THE INFORMATION CONTAINED IN THIS DOCUMENT AND INCORPORATED BY REFERENCE INTO THIS PROSPECTUS.
     We incorporate information into this prospectus by reference, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except to the extent superseded by information contained herein or by information contained in documents filed with or furnished to the SEC after the date of this prospectus. This prospectus incorporates by reference the documents set forth below that have been previously filed with the SEC. These documents contain important information about us and our financial condition.
•	Pfizer’s Annual report on Form 10 K (including the portions of our proxy statement for our 2006 annual meeting of stockholders incorporated by reference therein) for the year ended December 31, 2006;

•	Pfizer’s Current reports on Form 8 K filed January 22, 2007 and February 27, 2007.
     We also incorporate by reference into this prospectus additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus to the end of the offering of the securities. These documents may include annual reports on Form 10 K, quarterly reports on Form 10 Q and current reports on Form 8 K, as well as proxy statements. We are not incorporating by reference any information furnished under items 2.02 or 7.01 (or corresponding information furnished under item 9.01 or included as an exhibit) in any past or future current report on Form 8 K that we may file with the SEC, unless otherwise specified in such current report.
     You may obtain copies of any of these filings through Pfizer as described below, through the SEC or through the SEC’s Internet website as described above. Documents incorporated by reference are available without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into this prospectus, by requesting them in writing, by telephone or via the Internet at:
Corporate Secretary
Pfizer Inc.
235 East 42nd Street
New York, NY 10017
(212) 573 2323
www.pfizer.com
     THE INFORMATION CONTAINED IN OUR WEBSITE DOES NOT CONSTITUTE A PART OF THIS PROSPECTUS.

     Questions regarding the consent solicitation may be directed to the Solicitation Agent at its telephone number or address listed below. Any requests for assistance or additional copies of this Consent Solicitation/Prospectus Supplement may be directed to the Information Agent and Tabulation Agent, at its telephone number or address set forth below. A holder may also contact such holder’s broker, dealer, commercial bank, trust company or other nominee for assistance concerning the consent solicitation.
The Solicitation Agent for the Consent Solicitation is:
Barclays Capital
745 Seventh Avenue
New York, New York 10019
U.S. Toll-Free (800) 438-3242
Call Collect (212) 528-7581
Attention: Liability Management Group
The Information Agent and Tabulation Agent for the Consent Solicitation is:
D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, New York 10005
Banks and Brokers Call Collect: (212) 269-5550
All Others Call Toll Free: 800-735-3591
By Mail, Hand or Overnight Courier:
D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, New York 10005
Attn: Elton Bagley
By Facsimile (for Eligible Institutions only):
212-809-8838
(Please provide callback telephone number on fax coversheet for confirmation)
Confirmation:
212-493-6996
Elton Bagley
All Others Call Toll Free: 800-735-3591